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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CORESITE REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1001 17th Street, Suite 500
Denver, Colorado 80202
(866) 777-2673

March 26, 2015

Dear CoreSite Stockholder:

        You are cordially invited to the CoreSite Realty Corporation 2015 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 20, 2015, at 1:30 p.m., Mountain Time. The Annual Meeting will be held at the Four Seasons Hotel Denver, 1111 14th Street, Denver, Colorado 80202.

        At the Annual Meeting, you will be asked to (i) elect seven directors to our Board of Directors, (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, (iii) approve an advisory resolution on executive compensation and (iv) transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

        The accompanying Notice of 2015 Annual Meeting of Stockholders describes these matters. We have elected to provide access to our proxy materials on the Internet under the U.S. Securities and Exchange Commission's "notice and access" rules. Our proxy materials are available at www.proxyvote.com. We have sent the Notice of 2015 Annual Meeting of Stockholders to each of our stockholders, providing instructions on how to access our proxy materials and our 2014 Annual Report on the Internet. Please read the enclosed information carefully before submitting your proxy.

        Please join us at the meeting. Whether or not you plan to attend, it is important that you authorize your proxy promptly. If you do attend the meeting, you may revoke your proxy should you wish to vote in person.

Sincerely,

THOMAS M. RAY President, Chief Executive Officer and Director

1001 17th Street, Suite 500
Denver, Colorado 80202
(866) 777-2673

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of CoreSite Realty Corporation:

        NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders (the "Annual Meeting") of CoreSite Realty Corporation, a Maryland corporation, will be held at the Four Seasons Hotel Denver, 1111 14th Street, Denver, Colorado 80202, on Wednesday, May 20, 2015, at 1:30 p.m., Mountain Time, for the following purposes:

  1.
  To consider and vote upon the election of seven directors to the Board of Directors to serve until the 2016 Annual Meeting of Stockholders and until their successors have been duly elected and qualify;

  2.
  To consider and vote upon the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

  3.
  To consider and vote upon the advisory resolution to approve the compensation of our named executive officers, as described in the Proxy Statement; and

  4.
  To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

        We know of no other matters to come before the Annual Meeting. Only stockholders of record at the close of business on March 20, 2015, are entitled to notice of and to vote at the Annual Meeting or at any postponements or adjournments thereof.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2015. Our Proxy Statement and 2014 Annual Report are available at www.proxyvote.com.

        Regardless of the number of shares of common stock you hold, as a stockholder your role is very important and the Board of Directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

DEREK S. MCCANDLESS Secretary

Dated: March 26, 2015
Denver, Colorado

2015 PROXY STATEMENT—SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

GENERAL INFORMATION

(see pages 1-4)

Meeting:    2015 Annual Meeting of Stockholders
 Date:    Wednesday, May 20, 2015
 Time:    1:30 p.m., Mountain Time
Location:    Four Seasons Hotel Denver, 1111 14th Street, Denver, Colorado 80202
 Record Date:    March 20, 2015
 Record Date Shares Outstanding:    22,020,022 shares

Stock Symbol:    COR
 Exchange:    NYSE
 Registrar & Transfer Agent:    American Stock Transfer & Trust Company, LLC

State of Incorporation:    Maryland
 Year of Incorporation:    2010
 Public Company Since:    September 2010

Corporate Headquarters:    1001 17th Street, Suite 500, Denver Colorado 80202
 Corporate Website:    www.coresite.com
Investor Relations Website:    www.coresite.com/investors
Annual Report:    www.coresite.com/investors/shareholder-
resources/annual-meetings-material

2014 BUSINESS HIGHLIGHTS

(see page 23)

  •
  Total shareholder return (assuming dividend reinvestment) in 2014 of 26.65%.

  •
  Revenue in 2014 grew by 16.0% over 2013, with data center revenue in 2014 growing 16.5% over 2013.

  •
  EBITDA (as defined herein) in 2014 grew by 25.5% versus 2013.

  •
  Funds from operations (FFO) (as defined herein) attributable to common shares and units in 2014 grew by 22.4% versus 2013.

  •
  Increased the quarterly common stock dividend by 20% to $0.42 per share, reflecting an annual rate of $1.68 per share.

  •
  Maintained six nines of uptime across our platform for fourth consecutive year.

  •
  Continued to expand our properties in New Jersey and Virginia.

EXECUTIVE COMPENSATION HIGHLIGHTS

(see pages 22-33)

2014 Say-on-Pay Vote:    Approximately 97% of the votes cast at the 2014 Annual Meeting of Stockholders approved the advisory resolution to approve the compensation of our named executive officers.

Performance-Based Restricted Stock Awards ("PSAs"):    In 2014, in lieu of annual option grants and to further our pay-for-performance objectives, we granted PSAs to our senior leadership team which vest based on the achievement of relative total shareholder return over a three-year period.

2014 Compensation Mix:

CEO:	16% Fixed Salary 84% Performance or Stock Price Variable
Other NEOs:	32% Fixed Salary 68% Performance or Stock Price Variable

2014 Cash vs. Equity Compensation:

CEO:	32% Cash 68% Long-Term Equity
Other NEOs:	55% Cash 45% Long -Term Equity

CORPORATE GOVERNANCE

(see pages 13-19)

Director Nominees:    7
Robert G. Stuckey (Independent)(Chairman)
Thomas M. Ray (Management)
James A. Attwood, Jr. (Independent)
Michael R. Koehler (Independent)
Paul E. Szurek (Independent)
J. David Thompson (Independent)
David A. Wilson (Independent)

Director Term:    One year
 Director Election Standard:    Plurality
 Board Meetings in 2014:    6
 Executive Sessions:    Yes

Standing Board Committees (Meetings in 2014):    Audit (9), Compensation (4), Nominating/Corporate Governance (4)

Independent Board Committees:    All

Stock Ownership Guidelines:    Yes
 Corporate Governance Materials:
www.coresite.com/investors/corporate-governance

ANNUAL MEETING AGENDA
(Board Recommendation)

Election of Seven Directors ("FOR")

Ratification of Appointment of KPMG LLP as Independent Registered Public Accounting Firm ("FOR")

Advisory Resolution to Approve Compensation of Named Executive Officers ("FOR")

Transact Other Business That May Properly Come Before the Meeting, Or Any Postponement or Adjournment Thereof

1001 17th Street, Suite 500
Denver, Colorado 80202
(866) 777-2673

PROXY STATEMENT

GENERAL INFORMATION REGARDING SOLICITATION AND VOTING

General

        This proxy statement will first be made available to stockholders on or about March 26, 2015. This proxy statement is furnished by the Board of Directors (the "Board") in connection with its solicitation of proxies for CoreSite Realty Corporation's 2015 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 20, 2015, at 1:30 p.m., Mountain Time, at the Four Seasons Hotel Denver, 1111 14th Street, Denver, Colorado 80202, and at any postponements or adjournments thereof. Unless the context requires otherwise, references in this proxy statement to "CoreSite," "we," "our," "us" and "our company" refer to CoreSite Realty Corporation, a Maryland corporation, together with its consolidated subsidiaries, including CoreSite, L.P., a Delaware limited partnership of which CoreSite Realty Corporation is the sole general partner (our "Operating Partnership").

        Pursuant to rules adopted by the U.S. Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders entitled to notice of and to vote at the Annual Meeting and at any postponement or adjournment thereof. The Notice is being mailed to stockholders on or about March 31, 2015. Stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed set of the proxy materials by mail or an electronic set of materials by email. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe these rules allow us to provide our stockholders with the information they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2015. Our Proxy Statement and 2014 Annual Report are available at www.proxyvote.com.

        Certain of our directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. We also have retained Alliance Advisors to assist in the solicitation of proxies for an estimated fee of $5,500, plus reimbursement of reasonable expenses. In addition, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

        No person is authorized to give any information or to make any representation not contained in this proxy statement, and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement does not imply that the information herein has remained unchanged since the date of this proxy statement.

Purposes of the Annual Meeting

        The purposes of the Annual Meeting are to: (1) consider and vote upon the election of seven members to the Board to serve until the next meeting of stockholders and until their successors are duly elected and qualify (Proposal One); (2) consider and vote upon the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal Two); (3) consider and vote upon the advisory resolution to approve the compensation of our named executive officers (Proposal Three); and (4) transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof. Our Board knows of no other matters to be brought before the Annual Meeting.

Stockholders Entitled to Vote

        The close of business on March 20, 2015, has been fixed as the record date (the "Record Date") for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. Only stockholders of record as of the close of business on the Record Date are entitled to receive notice of, to attend, and to vote at the Annual Meeting. On the Record Date, our outstanding voting securities consisted of 22,020,222 shares of common stock. Each share of common stock is entitled to one vote. Votes may not be cumulated in the election of directors.

How to Vote

        If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by us. You may authorize your proxy via the Internet by following the instructions provided in the Notice. If you request printed copies of the proxy materials by mail, you may also authorize your proxy by filling out the proxy card included with the materials or by calling the toll-free number found on the proxy card.

        If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a "vote instruction form." If you request printed copies of the proxy materials by mail, you will receive a vote instruction form. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee.

        In addition, you may vote in person at the Annual Meeting as described below under the heading "Attending and Voting at the Annual Meeting."

Attending and Voting at the Annual Meeting

        Only stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Stockholders may be asked to present valid picture identification such as a driver's license or passport and proof of stock ownership as of the Record Date. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted in the meeting room at the Annual Meeting.

        Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you may vote your shares in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares authorizing you to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also authorize your proxy or submit voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting Without Attending the Annual Meeting

        Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may authorize your proxy to vote your shares, either by mail or via the Internet, or by calling the toll-free number found on the Notice and the proxy card.

        Proxies authorized properly via one of the methods discussed above will be voted in accordance with the instructions contained therein. If the proxy is authorized but voting directions are not made, the proxy will be voted "FOR" each of the seven director nominees, "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, "FOR" the advisory resolution to approve the compensation of our named executive officers as described in this proxy statement and in such manner as the proxy holders named on the proxy (the "Proxy Agents"), in their discretion, determine upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

        If your shares of common stock are held through a broker, bank or other nominee (collectively referred to as "brokers"), under applicable rules of the New York Stock Exchange (the "NYSE") (the exchange on which our common stock is traded), the brokers will vote your shares according to the specific instructions they receive from you. If a broker that holds shares of our common stock for a beneficial owner does not receive voting instructions from that owner, the broker may vote on the proposal if it is considered a "routine" matter under the NYSE's rules, including this year's ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, or leave that owner's shares unvoted. Pursuant to the rules of the NYSE, the election of directors and the vote on the advisory resolution to approve the compensation of our named executive officers are not "routine" matters as to which brokerage firms may vote in their discretion on behalf of clients who have not furnished voting instructions.

        The proposals set forth in this proxy statement constitute the only business that the Board intends to present at the Annual Meeting. The proxy does, however, confer discretionary authority upon the Proxy Agents or their substitutes, to vote on any other business that may properly come before the Annual Meeting. If the Annual Meeting is postponed or adjourned, the Proxy Agents can vote your shares on the new meeting date as well, unless you have revoked your proxy.

Quorum

        Holders of a majority of our outstanding common stock entitled to vote must be present, in person or by proxy, at the Annual Meeting for a quorum to exist. If the shares present in person or by proxy at the Annual Meeting do not constitute a quorum, the Annual Meeting may be adjourned by the chairman of the Annual Meeting to a date not more than 120 days after the Record Date without notice other than announcement at the Annual Meeting. Shares that are voted "FOR," "AGAINST," "ABSTAIN," or, with respect to the election of directors, "WITHHOLD," will be treated as being present at the Annual Meeting for purposes of establishing a quorum. Accordingly, if you are a stockholder of record as of the Record Date and have returned a valid proxy or attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting. "Broker non-votes" will also be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a bank, broker or other person holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Required Vote

        With respect to Proposal One, you may vote "FOR" all nominees, "WITHHOLD" your vote as to all nominees, or "FOR" all nominees except those specific nominees from whom you "WITHHOLD" your vote. A properly executed proxy marked "WITHHOLD" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Members of the Board are elected by a plurality of votes cast, in person or by proxy, at the Annual Meeting. This means that the seven nominees who receive the greatest number of "FOR" votes cast will be elected. Cumulative voting is not permitted. Neither broker non-votes nor votes marked "WITHHOLD" will have an effect with respect to the election of any nominee.

        You may vote "FOR," "AGAINST" or "ABSTAIN" on Proposals Two and Three. To be approved, each of Proposals Two and Three must receive the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting on the proposal. Abstentions and broker non-votes, if any, will not be counted as votes cast on Proposals Two and Three and will have no effect on the result of this vote.

Board Recommendation

        The Board recommends that you vote as follows:

  •
  "FOR" each of the seven director nominees set forth in Proposal One;

  •
  "FOR" Proposal Two, relating to the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

  •
  "FOR" Proposal Three, relating to the advisory resolution to approve the compensation of our named executive officers.

        Any properly authorized proxy as to which no instructions are given will be voted in accordance with the foregoing recommendations.

Revocation of Proxies

        You may revoke your proxy at any time prior to it being exercised by (i) delivering a written notice of revocation to our Secretary, (ii) filing a duly executed proxy bearing a later date with us or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a duly executed proxy.

Voting Results

        The voting results will be tallied by the inspector of election appointed for the meeting and filed with the SEC in a Current Report on Form 8-K within four business days following the Annual Meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS

        Currently, there are seven directors on our Board. The seven persons named below, each of whom currently serves on our Board, have been recommended by our Nominating/Corporate Governance Committee and nominated by our Board to serve on the Board until our 2016 Annual Meeting of Stockholders and until their respective successors are elected and qualify. The Board has no reason to believe that any of the persons named below as a nominee for our Board will be unable, or will decline, to serve as a member of the Board if elected. Each of the nominees has consented to being named in this proxy statement. In addition, the Board has determined that all of our directors, other than Mr. Ray, are independent under applicable SEC and NYSE rules. In making their independence determination, the Board considered the relationship of Messrs. Attwood and Stuckey with The Carlyle Group L.P. ("Carlyle"), the majority holder of our Operating Partnership. A plurality of votes cast is necessary for the election of a director. There is no cumulative voting in the election of directors.

        The Nominating/Corporate Governance Committee has not set forth minimum qualifications for Board nominees. However, pursuant to its charter, in identifying candidates to recommend for election to the Board, the Nominating/Corporate Governance Committee considers the following criteria:

  •
  personal and professional integrity, ethics and values;

  •
  experience in corporate governance, including as an officer, board member or senior executive or as a former officer, board member or senior executive of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today's business environment;

  •
  experience in our industry and taking into account the interests of our various stockholders;

  •
  experience as a board member of another publicly held company;

  •
  academic expertise in an area of our operations;

  •
  diversity of experience, profession, expertise, skill and background (including with respect to race and gender), both on an individual level and in relation to the Board as a whole;

  •
  practical and mature business judgment, including the ability to make independent analytical inquiries; and

  •
  the nature of and time involved in a director's service on other boards of directors and/or committees.

        Although the Board does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, to help ensure that the Board remains aware of and responsive to the needs and interests of our customers, stockholders, employees and other stakeholders, the Board believes it is important to identify otherwise qualified director candidates that would increase the gender, racial, ethnic and/or cultural diversity of the Board. Accordingly, the Nominating/Corporate Governance Committee makes an effort when nominating new directors to ensure that the composition of the Board reflects a broad diversity of experience, profession, expertise, skill, and background, including gender, racial, ethnic, and/or cultural diversity. The Nominating/Corporate Governance Committee does not assign a specific weight to the various factors it considers in evaluating potential new candidates to the Board, and no particular criteria is necessarily applicable to all prospective nominees. In the evaluation of potential new candidates, the Nominating/Corporate Governance Committee considers each candidate's qualifications in light of the then-current mix of Board attributes, including diversity. Continuing directors are evaluated by the Nominating/Corporate Governance Committee in the same way, and including the continuing director's past contributions to the Board in such evaluation.

        In identifying potential candidates for the Board, other than the director candidates nominated by Carlyle, the Nominating/Corporate Governance Committee generally relies on a variety of resources to identify potential candidates, which, among other things and depending on the circumstances, may include its and the Board's network of contacts, corporate search resources, and, if the Nominating/Corporate Governance Committee deems appropriate, a professional search firm. By utilizing a broad variety of resources as deemed appropriate by the Nominating/Corporate Governance Committee in light of the then-current mix of Board attributes and any previously identified potential candidates, the Nominating/Corporate Governance Committee believes it will be able to identify, evaluate and consider a diverse range of qualified candidates, including candidates that increase the gender, racial and/or cultural diversity of the Board.

        Under the partnership agreement governing our Operating Partnership (the "Operating Partnership Agreement"), Carlyle, which directly or indirectly holds 53.4% ownership of our Operating Partnership, is currently entitled to nominate up to two directors for election to our Board. (See "Information about our Board of Directors and its Committees" for more information about the circumstances under which Carlyle is entitled to appoint nominees to our Board.) Carlyle has exercised this right by nominating James A. Attwood, Jr. and Robert G. Stuckey for election at the Annual Meeting.

Nominees for Election as Directors

        The table below sets forth the names and biographical information of each of the directors nominated for election at the Annual Meeting.

Name	Position With the Company	Age as of the Annual Meeting	Director Since
Robert G. Stuckey	Director and Chairman of the Board	53	2010
Thomas M. Ray	Director and President and Chief Executive Officer	52	2010
James A. Attwood, Jr.	Director	57	2010
Michael R. Koehler	Director	48	2010
Paul E. Szurek	Director	54	2010
J. David Thompson	Director	48	2010
David A. Wilson	Director	73	2010

Directors

        Robert G. Stuckey has served as a director since September 2010. Mr. Stuckey is a Managing Director and Fund Head, US Real Estate, at Carlyle. Prior to joining Carlyle in 1998, Mr. Stuckey was Chief Investment Officer at CarrAmerica Realty Corporation ("CarrAmerica"), a real estate investment trust ("REIT"). Prior to that, he was Senior Vice President of Prologis, Inc. ("Prologis"), a REIT which is an owner, operator and developer of industrial real estate, and Chief Financial Officer for Trammel Crow Company, N.E., a developer of, and investor in, commercial real estate. Mr. Stuckey was twice an Academic All-American in football at the University of Nebraska and received an M.B.A. from Harvard University. In determining Mr. Stuckey's qualifications to serve on our Board, the Board considered, among other things, Mr. Stuckey's significant experience concerning the acquisition, disposition, financing, operations and market opportunities of data center properties and private and publicly traded REITs, which provides us with valuable insight into commercial real estate, REIT and data center industry trends that affect our business.

        Thomas M. Ray is our President and Chief Executive Officer and a member of our Board since September 2010. Mr. Ray has been responsible for our company's activities since its founding in 2001. From 1998 to September 2010, Mr. Ray served in roles of increasing responsibility, including Managing

Director, at Carlyle, focusing upon opportunities for the firm's real estate funds and leading those funds' activities in the data center sector. He brings over 25 years of experience making and managing investments and businesses throughout the U.S., Europe and Asia. Prior to joining Carlyle, Mr. Ray held management-level roles at companies such as Prologis, CarrAmerica and predecessors to Archstone-Smith, an apartment REIT. Prior thereto, he practiced real estate and transactional law. Mr. Ray received his M.B.A. from the University of Texas at Austin Graduate School of Business, where he was a Longhorn Scholar. He also received a J.D. from the University of Colorado at Boulder School of Law and a B.S. in Business Administration with emphasis in Finance from the University of Denver, where he was a Hornbeck Scholar. In determining Mr. Ray's qualifications to serve on our Board, the Board considered, among other things, Mr. Ray's significant experience with publicly traded REITs and in the acquisition, finance and operation of commercial real estate, as well as over a decade of experience in the data center industry, which provide us with insight into commercial real estate, REIT and data center trends that affect our business.

        James A. Attwood, Jr. has served as a director since September 2010. Mr. Attwood is a Managing Director and Head of the Global Telecommunications and Media Group at Carlyle. Prior to joining Carlyle in 2000, Mr. Attwood served as Executive Vice President for Strategy, Development and Planning at Verizon Communications, Inc. ("Verizon"), a telecommunications provider, and GTE Corporation (prior to its merger with Bell Atlantic to form Verizon). Prior to his four years at Verizon and GTE Corporation, Mr. Attwood served as an investment banker at Goldman, Sachs & Co. for 11 years. Mr. Attwood graduated summa cum laude from Yale University with a B.A. in applied mathematics and an M.A. in statistics. He also received J.D. and M.B.A. degrees from Harvard University. Mr. Attwood currently serves as a member of the boards of directors of Syniverse Holdings, Inc., a provider of business and technology services for the mobile telecommunications industry, Nielsen Holdings N.V., a global information and measurement company, and Getty Images Inc., a global creator and distributor of still imagery, video and multimedia products, which is privately held. Mr. Attwood has gained significant knowledge of the telecommunications industry through his work with Verizon and Carlyle. In determining Mr. Attwood's qualifications to serve on our Board, the Board considered, among other things, Mr. Attwood's private equity experience, together with the experience gained by having served as an officer and on the boards of directors of various telecommunications companies, which provide us with a valuable perspective in monitoring and evaluating our business.

        Michael R. Koehler has served as a director since September 2010. Mr. Koehler currently serves as Senior Vice President, Global Services, of EMC Corporation, a provider of IT consulting services and hardware, a position he has held since August 2011. During 2008 and 2009, Mr. Koehler served as Senior Vice President, Americas Region, of Electronic Data Systems Corporation ("EDS"), a division of the Hewlett-Packard Company ("HP"). EDS, a global provider of information technology and business processing outsourcing services, was acquired by HP in 2008. Prior to HP's acquisition of EDS, Mr. Koehler served as Executive Vice President, Global ITO Services and as Senior Vice President, Infrastructure Technology and Business Process Outsourcing at EDS. During 2007, Mr. Koehler served as Regional Senior Vice President, Europe, Middle East and Africa Operations at EDS, and, from 2006 to 2008, as Enterprise Client Executive, Navy Marine Corps Intranet Account at EDS. From 2004 to 2006, Mr. Koehler served as Chief Operating Officer of The Feld Group, a management information technology consulting firm that was acquired by EDS in 2004. From 1994 to 2001, he held management positions of increasingly greater responsibility at The Feld Group. Mr. Koehler received his B.S. in Industrial Engineering from Texas Tech University. In determining Mr. Koehler's qualifications to serve on our Board, the Board considered, among other things, Mr. Koehler's significant experience in the technology consulting and outsourcing industries and extensive operational and strategic planning experience in complex global companies, which provide us with valuable insight into the technology trends that affect our business.

        Paul E. Szurek has served as a director since September 2010. Mr. Szurek has been Chief Financial Officer of Biltmore Farms, LLC, a residential and commercial real estate development and operating company, since 2003. Prior to joining Biltmore Farms, LLC, Mr. Szurek served as Chief Financial Officer of Security Capital Group Incorporated, a publicly traded real estate investment, development and operating company with extensive REIT engagement. Mr. Szurek is currently a director of the Charlotte, North Carolina branch of the Federal Reserve Bank of Richmond. He has also previously served as a director to two publicly traded real estate companies, Regency Centers and Security Capital U.S. Realty. Mr. Szurek received a J.D. with honors from Harvard Law School and a B.A. in Government, magna cum laude, from the University of Texas at Austin. In determining Mr. Szurek's qualifications to serve on our Board, the Board considered, among other things, Mr. Szurek's significant experience concerning the acquisition, disposition, financing, operations and market opportunities of private and publicly traded REITs, which provide us with valuable insight into REIT-industry trends that affect our business.

        J. David Thompson has served as a director since September 2010. Mr. Thompson has been Executive Vice President and Chief Information Officer of The Western Union Company, a global payment services company, since April 2012. From 2006 to April 2012, Mr. Thompson was Group President of the Symantec Services Group and Chief Information Officer of Symantec Corporation, a global provider of security, storage, and systems management solutions. From 2004 to 2006, Mr. Thompson served as Senior Vice President and Chief Information Officer for Oracle Corporation. Mr. Thompson was Senior Vice President and Chief Information Officer at PeopleSoft, Inc. from 1998 to 2005, prior to its acquisition by Oracle Corporation. Mr. Thompson began his career as an officer in the U.S. Air Force as an Intelligence Systems Officer. Mr. Thompson studied computer science at American University. In determining Mr. Thompson's qualifications to serve on our Board, the Board considered, among other things, Mr. Thompson's significant experience in the technology industry and extensive operational experience in information technology systems optimization, which provide us with valuable insights into the information technology trends that affect our business.

        David A. Wilson has served as a director since September 2010. Mr. Wilson served as President and Chief Executive Officer of the Graduate Management Admission Council (the "Council") from 1995 until his retirement in December 2013. The Council is a $100.0 million enterprise that is the owner of the Graduate Management Admission Test, the GMAT. Prior to 1995, he was a Managing Partner and National Director for Professional Development at Ernst & Young LLP, a public accounting firm. From 1968 to 1978, Mr. Wilson held faculty positions at the University of Texas at Austin, where he was awarded tenure, and at Harvard Business School. Mr. Wilson completed his undergraduate studies at Queen's University in Canada, received his M.B.A. at the University of California, Berkeley, and received his doctorate at the University of Illinois. He is a Chartered Accountant in Canada and a Certified Public Accountant in the United States. Mr. Wilson served on the board of directors of Laureate Education, Inc. ("Laureate"), a company which provides access to high-quality, innovative institutions of higher education, from 2002 to 2007, and of Terra Industries, Inc. ("Terra"), a producer and marketer of nitrogen products for the agricultural and industrial markets, from 2009 to 2010. At Laureate, he chaired the Audit Committee and served as a member of the Nominating and Governance Committee and the Conflicts Committee. He served on the Audit Committee of Terra. He has served on the Worldwide Board of Junior Achievement, the Conseil d'Administration de la Confrérie de la Chaîne des Rôtisseurs (Paris) and The Wolf Trap Foundation. He presently serves on the board of directors of Barnes and Noble, Inc., a book retailer and content, commerce and technology company, and as chair of its Audit Committee. In determining Mr. Wilson's qualifications to serve on our Board, the Board considered, among other things, Mr. Wilson's significant industry experience in the areas of accounting policy, internal controls and risk management.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF EACH OF MESSRS. STUCKEY, RAY, ATTWOOD, KOEHLER, SZUREK, THOMPSON AND WILSON.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of our Board, which is composed entirely of independent directors, has appointed KPMG LLP as our company's independent registered public accounting firm for the fiscal year ending December 31, 2015. KPMG LLP has been our independent registered public accounting firm since our initial public offering in 2010. Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee's action in appointing KPMG LLP as the independent registered public accounting firm of our company for 2015. If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board.

        A representative of KPMG LLP will be present at our Annual Meeting, where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

        The affirmative vote of a majority of all votes cast on the proposal is necessary to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Principal Accountant Fees and Services

        The following table summarizes the fees billed by KPMG LLP for professional services rendered to us for fiscal years 2014 and 2013.

	2014	2013
Audit Fees	$791,000	$737,000
Audit-Related Fees	5,000	5,000
Tax Fees	—	—
All Other Fees	—	—

Total	$796,000	$742,000

        Audit Fees.    Audit fees consisted of aggregate fees billed for professional services rendered for the audit of our consolidated annual financial statements, review of interim consolidated financial statements, consultations on accounting matters directly related to the audit, or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

        Audit-Related Fees.    Audit-related fees consists of aggregate fees billed for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under "Audit Fees." The amount for 2014 related to services provided in connection with our Registration Statement on Form S-3, and the amount for 2013 related to services provided in connection with registering shares under our equity compensation plan.

Pre-Approval Policies and Procedures

        The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. Requests to provide services requiring pre-approval by the Audit Committee are submitted to the Audit Committee with a description of the services to be provided and an estimate of the fees to be charged in connection with such services. The Audit Committee pre-approved all services performed by, and audits fees paid to, our independent registered accounting firm during fiscal years 2013 and 2014.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE
APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

 AUDIT COMMITTEE REPORT

        The Audit Committee (the "Audit Committee") of the Board of Directors (the "Board") of CoreSite Realty Corporation (the "Company") assists the Board with its oversight responsibilities regarding the Company's financial reporting process. The Company's management is responsible for the preparation, presentation and integrity of the Company's financial statements and the reporting process, including the Company's accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. KPMG LLP, the Company's independent registered public accounting firm, is responsible for performing an audit of the Company's financial statements.

        With regard to the fiscal year ended December 31, 2014, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2014, and for the year then ended; (ii) discussed with KPMG LLP, the independent auditors, the matters required by PCAOB AU Section 380, Communications with Audit Committees; (iii) received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP's communications with the Audit Committee regarding independence; and (iv) discussed with KPMG LLP their independence.

        Based on the review and discussions described above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

The Audit Committee:

David A. Wilson
Paul E. Szurek
Michael R. Koehler

 PROPOSAL THREE: ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

        Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), our stockholders are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of our named executive officers, as disclosed pursuant to the SEC's compensation disclosure rules, including the "Compensation Discussion and Analysis" section of this proxy statement, or "CD&A," the compensation tables and accompanying narrative disclosures. While this stockholder vote on executive compensation is an advisory vote that is not binding on the company or the Board, we value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions. The vote on the advisory resolution to approve the compensation of our named executive officers requires the affirmative vote of a majority of all the votes cast on the proposal. Our current policy is to provide stockholders with an opportunity to approve the compensation of our named executive officers each year at the annual meeting of stockholders until the next required stockholder vote on the frequency of such votes. We expect that the next such frequency vote will occur at the 2017 annual meeting of stockholders.

        As described more fully in the CD&A, our executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive our strategic direction and achieve the annual and long-term performance necessary to create stockholder value. The program also seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. Our practice of placing a significant portion of each executive's compensation at risk demonstrates this pay-for-performance philosophy.

        We actively review and assess our executive compensation program in light of the industry in which we operate, the marketplace for executive talent in which we compete, and evolving compensation governance and best practices. We are focused on compensating our executive officers fairly and in a manner that promotes our compensation philosophy and is consistent with our annual and longer-term performance. Specifically, our compensation program for executive officers focuses on the following principal objectives:

  •
  align executive compensation with stockholder interests;

  •
  attract and retain talented personnel by offering competitive compensation packages;

  •
  motivate employees to achieve strategic and tactical corporate objectives and the profitable growth of our company; and

  •
  reward employees for individual, functional and corporate performance.

        Our Board believes that our executive compensation program satisfies these objectives, properly aligns the interests of our executive officers with those of our stockholders, and is worthy of stockholder support. In determining whether to approve this proposal, we believe that stockholders should consider the following:

  •
  Independent Compensation Committee.  Executive compensation is reviewed and established by a Compensation Committee of the Board consisting solely of independent directors. The Compensation Committee meets in executive session in determining annual compensation. The Compensation Committee receives data, analysis and input from an independent compensation consultant that is not permitted to perform any additional services for CoreSite management without the Compensation Committee's approval.

  •
  Performance-Based Incentive Compensation.  Elements of performance-based, incentive compensation are largely aligned with financial and operational objectives established in the Board-approved annual operating plan.

  •
  Limited Perquisites.  Our executive officers do not receive any perquisites other than those that are offered to non-executive, salaried employees.

  •
  Equity Plans.  Grants under our equity plans generally include time-based and performance-based vesting periods, and our plan prohibits repricing or exchange of outstanding option awards without consent of stockholders, and requires that options be granted with exercise prices at fair market value.

        Accordingly, we ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

        "RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in this proxy statement."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADVISORY RESOLUTION TO
APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

 INFORMATION ABOUT OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

        Our Board currently consists of seven directors. Our charter and bylaws provide that the number of directors constituting our Board may be increased or decreased by a majority vote of our entire Board, provided the number of directors may not be decreased to fewer than one, the minimum number required under the Maryland General Corporate Law nor, unless our bylaws are amended, more than 15 directors.

        Our bylaws require that nominees for director, whether for election by the stockholders or by the Board, shall include such individuals as are entitled to be nominated pursuant to the Operating Partnership Agreement. The Operating Partnership Agreement provides that, for so long as the number of Operating Partnership units and shares of common stock held collectively by the real estate funds affiliated with Carlyle (the "Funds") is equal to or greater than 50% of the total number of shares of outstanding common stock (assuming all Operating Partnership units are exchanged for common stock), certain of the Funds shall have the right to nominate the number of directors that is one less than the lowest whole number that would exceed one-third of the directors, but not less than one director. With the Board having seven members, the Funds presently are entitled to nominate two directors. Such rights to nominate directors are subject to decrease as follows (in each case assuming all Operating Partnership units are exchanged for common stock):

  •
  If the Funds collectively own less than 50% but at least 10% of the outstanding common stock, then the Funds will be entitled to nominate the number of directors that is one less than the lowest whole number that would exceed 20% of the directors, but not less than one director. Assuming that the Board still had seven directors, then the Funds would be entitled to nominate only one director under this scenario.

  •
  If the Funds collectively own less than 10% of the outstanding common stock, then the Funds will no longer be entitled to nominate any directors.

        During 2014, the Board held six meetings. Each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).

        There are no family relationships among our executive officers and directors.

Board Leadership Structure

        The Board does not have a policy regarding separation of the roles of Chief Executive Officer and Chairman of the Board. The Board believes it is in our best interests to make that determination based on current circumstances. The Board has determined that an independent director serving as Chairman is in our best interests at this time. The current Chairman of the Board is Robert G. Stuckey. This structure ensures a greater role of independent directors in the active oversight of our business, including risk management oversight, and in setting agendas and establishing Board priorities and procedures. This structure also allows the Chief Executive Officer to focus to a greater extent on the management of our day-to-day operations. In addition to an independent chairman, our bylaws also require us to have a lead independent director, who may preside over meetings of independent directors in the event of a potential conflict of interest that precludes our chairman from participating. The current lead independent director is Paul E. Szurek.

Executive Sessions

        Our non-employee directors met in a special executive session without management at each regularly scheduled Board meeting in 2014. Our non-employee directors also held a separate meeting of non-employee directors in December 2014. Robert G. Stuckey, as Chairman of the Board, chaired the non-employee director executive sessions held during 2014 and generally chairs any executive sessions held by non-employee directors. The Board expects to continue to conduct an executive session limited to non-employee directors at least annually and our non-employee directors may schedule additional executive sessions in their discretion.

Committees of the Board of Directors

        Our Board has a standing Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. Each of these committees must be composed exclusively of independent directors. The Audit Committee and the Nominating/Corporate Governance Committee must each have at least three directors; the Compensation Committee must have at least two directors. Our Board may from time to time establish other committees to facilitate the management of our company. The Operating Partnership Agreement currently requires that, so long as the Funds collectively own at least 10% of the outstanding common stock (assuming all Operating Partnership units are exchanged for common stock), the Funds shall have the right to have at least one of their nominees on each committee, unless prohibited by law or the rules of the NYSE, other than any committee whose purpose is to evaluate or negotiate any transaction with the Funds. The Funds have exercised this right by requesting that Mr. Stuckey be appointed to the Nominating/Corporate Governance Committee, but have not requested that either of its two nominees be appointed to either the Audit Committee or the Compensation Committee.

        The following table is a summary of our committee structure and members on each of our committees:

        The Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee each operate under written charters adopted by the Board. These charters are available on our website at www.coresite.com.

  Audit Committee

        The Audit Committee assists the Board with its oversight responsibilities regarding the integrity of our financial statements, the qualifications and independence of our independent auditor and the performance of our internal audit function and independent auditors. The Audit Committee selects, appoints, assists and meets with the independent auditor, oversees each annual audit and quarterly review, establishes and maintains our internal audit controls and prepares an annual report for inclusion in our annual proxy statement pursuant to federal securities laws. The Audit Committee also works with management regarding risk assessment and risk management (including cybersecurity and other risks relevant to our computerized information system controls and security), and discusses with management our leverage and any issues that arise with respect to our leverage. The Board has determined that each member of the Audit Committee is "financially literate" as defined under the NYSE rules, that Mr. Wilson and Mr. Szurek each qualify as an "Audit Committee Financial Expert"

as defined under SEC rules, and that each member of the Audit Committee is independent under applicable NYSE and SEC rules for purposes of membership on the Audit Committee. The Audit Committee met nine times in 2014.

  Nominating/Corporate Governance Committee

        The Nominating/Corporate Governance Committee assists the Board in identifying qualified individuals to become directors, makes recommendations to the Board concerning the size, structure and composition of the Board and its committees, monitors the process to assess the Board's effectiveness and is primarily responsible for oversight of corporate governance, including implementing our Corporate Governance Guidelines. In evaluating potential nominees to the Board, the Nominating/Corporate Governance Committee considers, among other things, independence, character, ability to exercise sound judgment, demonstrated leadership, skills, including financial literacy, and experience in the context of the needs of the Board, as well as criteria for Board nominees set forth under "Proposal One: Election of Directors" above. The Nominating/Corporate Governance Committee considers candidates proposed by stockholders and evaluates them using the same criteria as for other candidates. The Nominating/Corporate Governance Committee considers all recommended director candidates submitted to it in accordance with the established procedures, though it will only recommend to the Board as potential nominees those candidates it believes are most qualified. However, the Nominating/Corporate Governance Committee will not consider any director candidate if the candidate's candidacy or, if elected, Board membership, would violate controlling state or federal law.

        The Board has determined that each member of the Nominating/Corporate Governance Committee is independent under applicable NYSE rules. The Nominating/Corporate Governance Committee met four times in 2014.

        At least annually, the Nominating/Corporate Governance Committee evaluates the performance of each current director and considers the results of such evaluation when determining whether to recommend the nomination of such director for an additional term. At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating/Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating/Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.

        At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Nominating/Corporate Governance Committee will recommend to the Board for election by the Board to fill such vacancy, such prospective member of the Board as the Nominating/Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve. In determining whether a prospective member is qualified to serve, the Nominating/Corporate Governance Committee will consider the factors listed above.

        The foregoing notwithstanding, if we are legally required by contract or otherwise to permit a third party to designate one or more of the director nominees to be elected (for example, pursuant to rights contained in the Operating Partnership Agreement), then the nomination or election of such directors will be governed by such requirements.

  Compensation Committee

        The Compensation Committee reviews and approves the compensation and benefits of our executive officers, administers and makes recommendations to the Board regarding our compensation and stock incentive plans, produces an annual report on executive compensation for inclusion in our annual proxy statement and publishes an annual committee report for our stockholders. The Board has determined that each member of the Compensation Committee is independent under applicable NYSE and SEC rules for purposes of membership on the Compensation Committee. The Compensation

Committee met four times in 2014. For a description of the Compensation Committee's processes and procedures, including the roles of our executive officers and independent compensation consultants in the Compensation Committee's decision-making process, see the section titled "Compensation Discussion and Analysis."

Board Oversight of Risk Management

        The Board believes that overseeing how the executive team manages the various risks confronting the company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management (including cybersecurity and other risks relevant to our computerized information system controls and security). While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Nominating/Corporate Governance Committee reviews risks related to legal and regulatory compliance as they relate to corporate governance structure and processes, and the Compensation Committee reviews risks related to compensation matters. The Board is apprised by the committee chairs of significant risks and management's response to those risks via periodic reports. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

        With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Executives' base salaries are fixed in amount and thus do not encourage risk-taking. Bonuses are capped and are tied to overall corporate performance. Any other compensation provided to the executive officers is primarily in the form of long-term equity awards that are important to help further align executives' interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to our stock price and because awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

        The Compensation Committee also has reviewed our compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the company. The Compensation Committee believes that the design of our annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure our performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. In general, bonus opportunities for our employees are capped, and we have discretion to reduce bonus payments (or pay no bonus) based on individual performance and any other factors we may determine to be appropriate in the circumstances.

Corporate Governance Guidelines

        The Board has adopted a set of governance guidelines, the CoreSite Realty Corporation Corporate Governance Guidelines, which are designed to promote the continued vitality of the Board and excellence in the execution of its duties. Our Corporate Governance Guidelines establish the practices and procedures of the Board with respect to Board composition and member selection, Board independence, Board meetings and involvement of senior management, management succession planning, Board committees, stock ownership guidelines and the evaluation of senior management and the Board. The Board reviews our Corporate Governance Guidelines at least annually and updates them as necessary to reflect improved corporate governance practices and changes in regulatory requirements. A copy of the Corporate Governance Guidelines is available on our website at www.coresite.com.

Stock Ownership Guidelines

        Effective January 1, 2014, the Board adopted stock ownership and retention guidelines for all of our executive officers and non-employee directors who are also not employees of Carlyle ("Non-Employee Directors") to further align their interests with our stockholders. The stock ownership and retention guidelines do not apply to directors who are employed by Carlyle because those directors do not receive compensation for their service as directors. Under these stock ownership and retention guidelines, each of our executive officers is expected to own common stock of the Company with a market value equal to the following amounts for as long as he or she remains an executive officer: Chief Executive Officer—Five times (5.0x) base salary; Other C-Level Executives (CFO, General Counsel)—Three times (3.0x) base salary; and Senior Vice Presidents—One and One-Half times (1.5x) base salary. Non-Employee Directors are expected to own common stock of the Company with a market value equal to five times (5.0x) the value of each Non-Employee Director's annual cash retainer (excluding any annual cash retainer for committee membership or chairmanship). Each executive officer and Non-Employee Director must hold 50% of all net settled shares received from the vesting, delivery or exercise of equity awards from the Company until such executive officer's or Non-Employee Director's stock ownership equals or exceeds the applicable ownership threshold. Executive officers and Non-Employee Directors have until the later to occur of (i) January 1, 2019 or (b) the fifth anniversary of his or her first appointment or election as an executive officer or Non-Employee Director, as applicable, to meet the requirements of these stock ownership guidelines. These stock ownership guidelines were based on analysis of peer and market practices, as prepared by our independent compensation consultant. Each of our Non-Employee Directors and executive officers is currently in compliance with our stock ownership guidelines.

Code of Ethics

        Our Code of Business Conduct and Ethics applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and the Board. A copy of the Code of Business Conduct and Ethics is available on our website at www.coresite.com. We intend to disclose any changes in or waivers from the Code of Business Conduct and Ethics that are required to be disclosed by posting such information on our website.

Prohibition on Short Sales, Hedging and Margin Accounts

        Our Insider Trading Policy prohibits our officers, directors and all other employees from (i) engaging in short sales, (ii) buying or selling put or call positions in our securities, (iii) buying financial instruments designed to hedge or offset any decrease in the market value of our securities, and (iv) frequent trading of our securities to take advantage of fluctuations in share price. In addition, all of our officers and directors are prohibited from purchasing or selling our securities in margin accounts.

2014 Director Compensation

        The Board determines the form and amount of director compensation after its review of recommendations made by the Compensation Committee. A substantial portion of each Non-Employee Director's annual retainer is in the form of equity. After consultation with the Compensation Committee's independent compensation consultant, in order to bring our non-employee director compensation in line with market compensation, including the non-employee director compensation of our competitors, the Board approved an Amended and Restated Non-Employee Director Compensation Policy (the "Amended Directors Plan") effective January 1, 2014. Directors who are employees of our company or our subsidiaries and those directors nominated by Carlyle do not receive compensation for their service as directors.

        Pursuant to the Amended Directors Plan, Non-Employee Directors receive an annual grant of restricted stock units ("RSUs") under our 2010 Equity Incentive Award Plan (As Amended and Restated) (the "2010 Plan") having a fair market value as of the date of grant equal to $75,000 (each, an "Annual RSU Award") and an equal number of tandem dividend equivalents on the date of the annual meeting of stockholders. Dividend equivalents give holders the right to receive, upon payment of any ordinary cash dividend paid to holders of our common stock, an equivalent payment in the form of additional RSUs and dividend equivalents. The Annual RSU Award and corresponding dividend equivalents vest one year from the grant date, subject to such Non-Employee Director's continued service as of the vesting date. Each RSU entitles the director to one share of our common stock, and will be payable and settled at the time of vesting, unless a deferral election is made by a Non-Employee Director.

        In addition, under the Amended Directors Plan, each Non-Employee Director receives an annual cash retainer of $75,000 for services as a director. Non-Employee Directors who serve on our Audit, Nominating/Corporate Governance and/or Compensation Committees other than as chair of the committee receive an additional annual cash retainer fee of $10,000 for each committee on which they serve. Non-Employee Directors who serve as the chair of our Audit Committee or Compensation Committee receive an additional annual cash retainer of $20,000, and Non-Employee Directors who serve as the chair of our Nominating/Corporate Governance Committee receive an additional annual cash retainer of $15,000. All annual cash retainers are paid in quarterly installments subject to such Non-Employee Director's continued service on the Board on each applicable payment date.

        The following table presents information regarding the compensation paid during 2014 to Non-Employee Directors who served on the Board during the year. The compensation paid to Mr. Ray is presented below under "Compensation Discussion and Analysis" in the table titled "2014 Summary Compensation Table" and the related explanatory tables. Messrs. Stuckey, Attwood and Ray do not receive any compensation for their services as members of the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Michael Koehler	105,000	75,000	180,000
Paul E. Szurek	100,000	75,000	175,000
J. David Thompson	95,000	75,000	170,000
David A. Wilson	105,000	75,000	180,000

(1)
The amounts included under the "Stock Awards" column reflect the aggregate grant date fair value of the restricted stock unit awards granted to each Non-Employee Director, computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. Assumptions used to calculate these amounts are described in Note 12, "Equity Incentive Plan" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

        The following table presents the number of outstanding and unexercised option awards and the number of outstanding RSUs held by each of the Non-Employee Directors as of December 31, 2014.

Director	Number of Shares Subject to Outstanding Options as of December 31, 2014(1)	Number of Shares Subject to Outstanding RSUs as of December 31, 2014(2)
Michael Koehler	2,500	10,987
Paul E. Szurek	2,500	10,987
J. David Thompson	2,500	10,987
David A. Wilson	2,500	10,987

(1)
The stock options are fully vested.

(2)
The restricted stock units for each director are fully vested, except for 2,423 restricted stock units for each director which will vest on May 29, 2015.

Communications with the Board

        Any stockholder or other interested party may contact the Board, including any non-employee director or the non-employee directors as a group, or any individual director or directors, by writing to our Corporate Secretary at 1001 17th Street, Suite 500, Denver, Colorado 80202, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to our Corporate Secretary for forwarding to the Board or specified Board member or members will be forwarded in accordance with the stockholder's instructions. However, our Corporate Secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials. Information regarding the submission of comments or complaints relating to our accounting, internal accounting controls or auditing matters can be found on our website at www.coresite.com.

Attendance of Directors at 2014 Annual Meeting of Stockholders

        While we do not have a formal policy requiring our directors to attend stockholder meetings, directors are invited and encouraged to attend all meetings of stockholders. Six of our directors attended the 2014 Annual Meeting of Stockholders. Mr. Koehler was unable to attend the 2014 Annual Meeting of Stockholders due to family obligations.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee is or has ever been an executive officer of the company, and no member of the Compensation Committee had any relationships requiring disclosure by us under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers served on any compensation committee (or its equivalent) of any other entity, the executive officers of which served as a director of the company or a member of our Compensation Committee.

 EXECUTIVE OFFICERS AND COMPENSATION

        The following table sets forth certain information as of March 26, 2015, regarding our executive officers.

Name	Position With the Company	Age
Thomas M. Ray	President and Chief Executive Officer	52
Jeffrey S. Finnin	Chief Financial Officer	51
Billie R. Haggard	Senior Vice President, Data Centers	49
Derek S. McCandless	Senior Vice President, Legal, General Counsel and Secretary	43
Steven J. Smith	Senior Vice President, Sales and Sales Operations	50
Dominic M. Tobin	Senior Vice President, Operations	61

        Please see "Proposal One: Election of Directors—Directors" starting on page 6 for information regarding Thomas M. Ray.

        Jeffrey S. Finnin has served as our Chief Financial Officer since January 2011. Before joining us in January 2011, Mr. Finnin served as Managing Director and Chief Accounting Officer of Prologis, a publicly held REIT, for over five years. Prior to his tenure at Prologis, Mr. Finnin spent 18 years in public accounting as a partner with KPMG LLP and Arthur Andersen LLP, where he served as the Industry Lead Partner in charge of Real Estate and Financial Services Practices in Denver, Colorado. Mr. Finnin received his B.S. in Business Administration from Colorado State University.

        Billie R. Haggard has served as our Senior Vice President, Data Centers since March 2009. In this role, Mr. Haggard is responsible for the design, construction, maintenance, facilities staffing and ultimately uptime, reliability and energy efficiency of our data centers. Mr. Haggard served as our Vice President of Facilities from 2009 to 2010. Prior to joining us in March 2009, Mr. Haggard was the Senior Technical Manager at Switch and Data Facilities Company, Inc. ("Switch and Data"), a provider of network-neutral data centers, where he oversaw all aspects of data center design and management for more than 40 data centers across North America. Prior to joining Switch and Data in 2003, Mr. Haggard held the position of Technical Manager for Lee Technologies, a data center solutions provider, focused upon data center and mission-critical facilities. Mr. Haggard studied Engineering at Louisiana State University and Louisiana Tech University. Additionally, Mr. Haggard held positions of increasing responsibility focused upon nuclear power technology and maintenance during his 14-year career as an officer in the United States Navy. Mr. Haggard was recognized with four Naval Achievement Medals and numerous letters of commendation stemming from his work and teachings concerning highly sensitive, mission-critical facilities.

        Derek S. McCandless has served as our Senior Vice President, Legal, General Counsel and Secretary since March 2011. Prior to joining us in March 2011, Mr. McCandless served as Senior Vice President and Assistant General Counsel at Apartment Investment and Management Company, a REIT focused on apartment properties, which he joined in 2003. Prior to his tenure with Apartment Investment and Management Company, Mr. McCandless was in private practice with the law firms of Holme Roberts & Owen LLP (since combined with Bryan Cave LLP) and Cooley LLP. Mr. McCandless received a J.D. from The University of Chicago and a B.S., cum laude, from Brigham Young University.

        Steven J. Smith has served as our Senior Vice President, Sales and Sales Operations since January 2014. Mr. Smith is responsible for the success of our customer engagement, market expansion and overall revenue growth. Prior to joining us in January 2014, Mr. Smith was a Regional Vice President for SAP AG, a business software company, from March 2008 to January 2013, where he led large enterprise sales across application portfolios, including enterprise resource planning, big data, customer relationship management (CRM), cloud and mobile. From December 2002 to March 2008, he held various roles with Avaya, Inc., a global provider of business communications and collaboration systems, software and services, most recently as Vice President and General Manager of U.S. Channel Sales. Mr. Smith received a B.A. in Marketing and Economics from the University of New Mexico.

        Dominic M. Tobin has served as our Senior Vice President, Operations since January 2007. Mr. Tobin is responsible for our company's operations activities, including our Any2 Exchange® related initiatives. Mr. Tobin served as our Field Operations Director from 2007 to 2009 and Vice President of Operations from 2009 to 2010. Prior to joining us in January 2007, Mr. Tobin spent 15 combined years at First Level Technology and AT&T, where he held roles of increasing responsibility, including Field Operations Director and District Manager. Mr. Tobin obtained his B.S. in Telecommunications Management, magna cum laude, from Golden Gate University. He also received a Network Management Certificate from U.C. Santa Cruz Extension and was a First Class Electronics Technician in the U.S. Coast Guard.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis is designed to provide our stockholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and the 2014 compensation of our named executive officers, or NEOs. For 2014, our NEOs were:

Thomas M. Ray	President and Chief Executive Officer
Jeffrey S. Finnin	Chief Financial Officer
Derek S. McCandless	Senior Vice President, Legal, General Counsel and Secretary
Steven J. Smith	Senior Vice President, Sales and Sales Operations
Dominic M. Tobin	Senior Vice President, Operations

Executive Summary

        Our compensation program for our NEOs and other executive officers is designed to meet the following primary objectives:

  •
  Management Development and Continuity.  Attract, retain and motivate individuals of superior ability and managerial talent to develop, grow and manage our business by offering competitive compensation opportunities with a significant long-term component;

  •
  Pay-for-Performance.  Align executive officer compensation with the achievement of our short- and long-term corporate strategies and business objectives and with the long-term interests of our stockholders through the use of performance-based and variable compensation elements; and

  •
  Long-Term Focus on Stockholder Value.  Align executives with stockholder value creation by delivering a significant portion of our executive officers' compensation in the form of equity-based awards that vest over multiple years.

        We believe compensation should be structured to ensure that a significant portion of the total compensation opportunity for our named executive officers is directly related to our performance and other factors that directly and indirectly influence stockholder value. For 2014, our fixed compensation versus targeted variable compensation was structured as follows for our CEO and other named executive officers:

        Our 2014 named executive officer compensation reflects the performance of our company in 2014. Our 2014 annual cash incentive program payouts were based on our at-or-above target performance in 2014 revenue, EBITDA and funds from operations. In addition, to further our commitment to a pay-for-performance compensation program, in March 2014, the Compensation Committee granted performance-based restricted stock to our senior leadership team (in lieu of annual stock option grants), which vest based on the achievement of relative total shareholder return over a three-year period.

        We also believe our executive compensation should be structured to appropriately balance annual cash compensation with long-term equity-based compensation. For 2014, our target annual cash versus long-term equity-based compensation was structured as follows for our CEO and other named executive officers:

Selected 2014 Company Performance Highlights

        Performance for our company was strong in 2014, highlighted by the following:

  •
  Total shareholder return (assuming dividend reinvestment) in 2014 was 26.65%;

  •
  Revenue in 2014 grew by 16.0% over 2013, with data center revenue in 2014 growing 16.5% over 2013;

  •
  EBITDA (as defined below) in 2014 grew by 25.5% versus 2013;

  •
  Funds from operations (FFO) (as defined below) attributable to common shares and units in 2014 grew by 22.4% versus 2013; and

  •
  Increased the quarterly common stock dividend by 20% to $0.42 per share, reflecting an annual rate of $1.68 per share. This represents the fourth consecutive year of double-digit growth in the quarterly dividend rate and 34% compound annual growth since our initial public offering.

        In addition to the financial highlights above, we achieved the following in 2014:

  •
  Maintained six nines of uptime across our platform for fourth consecutive year;

  •
  Completed Statement on Standards for Attestation Engagements (SSAE) 16 Type 2 examinations covering 15 operational data centers across our portfolio;

  •
  Maintained our focus on operational excellence, executing over 8,000 service orders, including a record number of fiber cross-connect installations;

  •
  Executed 466 new and expansion leases totaling $33.2 million in annualized GAAP rent, representing an increase of 81.3% in annualized GAAP rent relative to leases signed in 2013; and

  •
  Opened Phase 1 of NY2 in Secaucus, New Jersey, which was 75% leased at the end of 2014, and opened Phase 1 of VA2 in Reston, Virginia, which was 100% pre-leased to a single anchor tenant.

        At our annual meeting of stockholders in May 2014, we held our annual vote on an advisory resolution to approve the compensation of our named executive officers ("say-on-pay"). The compensation of our named executive officers reported in our 2014 proxy statement was approved by approximately 97% of the votes cast at the 2014 annual meeting. Our Compensation Committee believes this affirms our stockholders' support of our approach to executive compensation. The

Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for our named executive officers.

Role of the Board of Directors, the Compensation Committee, Management and Consultant

        Our Compensation Committee is charged with, among other things, the responsibility of reviewing executive officer compensation policies and practices to ensure adherence to our compensation philosophy and objectives and that the total compensation paid to our executive officers is consistent with our performance, fair, reasonable and competitive with companies within our industry. The Compensation Committee's primary responsibilities with respect to determining executive compensation are (i) setting performance targets under all annual bonus and long-term and management incentive compensation plans, including our 2010 Plan; (ii) verifying that performance targets used for any performance-based equity compensation plans have been met before payment of any executive bonus or compensation; (iii) approving all amendments to, and terminations of, all compensation plans and any awards under such plans; (iv) granting any awards under any performance-based annual bonus, long-term incentive compensation and equity compensation plans to executive officers; (v) approving which executive officers and other employees receive awards under our equity and incentive compensation plan(s), including the 2010 Plan; and (vi) conducting an annual review of all compensation plans. All plan reviews include reviewing the plan's administrative costs, reviewing current plan features relative to any proposed new features, and assessing the performance of the plan's internal and external administrators if any duties have been delegated.

        The Compensation Committee reviews and considers our Chief Executive Officer's recommendations with respect to compensation decisions for our named executive officers other than himself. The Compensation Committee believes it is valuable to consider the recommendations of our Chief Executive Officer with respect to these matters because, given his knowledge of our operations, the data center industry and the day-to-day responsibilities of our executive officers, he is in a unique position to provide the Compensation Committee perspective into the performance of our executive officers in light of our business at a given point in time. The Compensation Committee makes all compensation decisions with regard to our Chief Executive Officer.

        As part of the 2014 compensation process, the Compensation Committee retained W.T. Haigh & Company, Inc. ("W.T. Haigh") as its independent compensation consultant. W.T. Haigh provides us advisory services only with respect to executive compensation, and works with management only with the approval and under the direction of the Compensation Committee. W.T. Haigh reviewed the compensation components of our 2014 program for our named executive officers and advised the Compensation Committee regarding the components and levels of the executive compensation program, including our incentive and equity-based compensation plans. A representative of W.T. Haigh attended the meetings of the Board in March 2014 and the Compensation Committee in February, March and December 2014 and March 2015, and continues to make himself available on an ongoing basis to provide guidance to the Compensation Committee on compensation issues as they arise. The Compensation Committee has reviewed its and our company's relationships with W.T. Haigh and has not identified any conflicts of interest.

Peer Companies

        The Compensation Committee uses peer company data to guide its review of the total compensation of our executive officers and generally reviews the compensation data of our peer companies and industry to understand market competitive compensation. The Compensation Committee focuses on ensuring that the elements of our executive compensation program are consistent with peer and industry trends. However, the Compensation Committee does not benchmark compensation to a specific percentile target or range of the compensation of peer companies.

        For purposes of the 2014 compensation decisions, the Compensation Committee approved a peer group based on analysis and recommendations by W.T. Haigh. This peer group is comprised of 13 companies in the data center, special purpose real estate, hosting and colocation industries. The peer group was selected based primarily on similarity to our core business as well as a number of other criteria, including each company's revenue, market capitalization, number of employees and other key financial metrics. We believe these companies are broadly comparable to us, and appropriately reflect our size, complexity, growth prospects, operations, and labor market for key leadership positions. Our peer group for 2014 was refined versus a broader group of peer companies in 2013 to focus more exclusively on data center, special purpose real estate investment trusts and technology companies that reflect our core business.

        The 2014 peer companies are listed below:

Akamai Technologies, Inc.	Alexandria Real Estate Equities, Inc.	BioMed Realty Trust, Inc.
Cogent Communications Group, Inc.	CyrusOne Inc.	Digital Realty Trust, Inc.
DuPont Fabros Technology, Inc.	Equinix, Inc.	Internap Network Services Corp.
InterXion Holding N.V.	QTS Realty Trust, Inc.	Rackspace Hosting, Inc.
TelecityGroup plc

        In addition to the select peer companies above, compensation data was used that covers substantially all of the companies in the MSCI US REIT Index and the NASDAQ Internet Total Return Index.

        The Compensation Committee reviews our peer group annually to determine whether changes are necessary to ensure that the peer companies continue to be comparable to us based on changing scope and growth characteristics.

Elements of 2014 Compensation

        Our compensation program is made up of the following direct compensation elements:

Element	Fixed or Variable	Purpose
Base Salary	Fixed	To attract and retain executives by offering fixed compensation that is competitive with market opportunities and that recognizes each executive's position, role, responsibility and experience.
Annual Incentive	Variable	To motivate and reward the achievement of our annual performance, including objectives related to revenue, EBITDA and FFO.
Equity Awards	Variable
To align executives' interests with the interests of stockholders through equity-based compensation with performance-based and time-based vesting periods, and to promote the long-term retention of our executives and key management personnel.

        For 2014, the following was the targeted mix of compensation:

2014 Compensation Decisions

        Base Salaries.    After the end of 2013, base salaries were reviewed to ensure that they generally were competitive with market levels and generally reflected our level of financial performance during the previous year. No formulaic base salary increases are provided to the NEOs; however, annual merit increases are provided when the Compensation Committee determines that such increases are warranted in light of national salary increase levels, salary levels within our peer companies, individual performance and/or overall company performance.

        The base salaries of our named executive officers in 2014, which were effective as of April 1, 2014, were as follows:

Named Executive Officer	2014 Base Salary	Increase Over 2013 Base Salary
Thomas M. Ray	$525,000	12.9%
Jeffrey S. Finnin	$375,000	2.7%
Derek S. McCandless	$282,500	5.5%
Steven J. Smith	$300,000	—
Dominic M. Tobin	$217,000	5.9%

        For Messrs. Ray, McCandless and Tobin, 2014 salary increases were driven in large part by each named executive officer's relative position to mid-market salary levels when compared to the peer companies and broader market comparisons. The base salary for Mr. Smith for 2014 was negotiated upon his commencement of employment with us in January 2014.

        Annual Cash Incentive Awards.    An important component of our total compensation program is the annual cash incentive based on the achievement of preset, annual company performance objectives and individual executive performance, which is determined in the Compensation Committee's discretion.

        In March 2014, the Compensation Committee established the following 2014 target annual incentive amounts for each of our named executive officers under our 2014 annual cash incentive program (the "2014 Bonus Plan"):

Named Executive Officer	2014 Base Salary	Target Bonus as a Percentage of Salary	Target Bonus
Thomas M. Ray	$525,000	100%	$525,000
Jeffrey S. Finnin	$375,000	60%	$225,000
Derek S. McCandless	$282,500	60%	$169,500
Steven J. Smith	$300,000	35% *	$105,000
Dominic M. Tobin	$217,000	50%	$108,500

*
Mr. Smith receives additional incentive compensation under our quarterly sales incentive program. See "Quarterly Sales Incentive Compensation" below.

        In setting the 2014 target bonus amounts for each of our named executive officers, the Compensation Committee considered the following factors: (i) organizational level and expected impact on our annual operating results; (ii) the scope, level of expertise and experience required for the named executive officer's position; and (iii) competitive levels of target annual incentive opportunity. The 2014 target bonus percentages were unchanged from the target bonus percentages in 2013, except for Mr. McCandless whose target bonus percentage was reduced by the Compensation Committee taking into account the increase in his base salary over 2013 and to set all target bonus amounts as a percentage of salary versus fixed dollar amounts. Mr. Smith was not hired until January 2014 and his target bonus percentage for 2014 was set by the Compensation Committee considering the various compensation elements negotiated in connection with his hiring. Participants under the 2014 Bonus Plan were eligible to receive between 0% and 175% of each participant's respective target bonus based on actual performance as discussed below.

        Actual bonus amounts earned for 2014 were based on the level of company-wide achievement of revenue, earnings before interest, taxes, depreciation and amortization (EBITDA) and funds from operations (FFO) in 2014 versus targets established by the Compensation Committee at the beginning of the year. The total incentive bonus actually paid to each named executive officer is determined based on the extent to which specified weighted objective company performance goals are achieved, multiplied by a weighting and bonus factor. The bonus factors for each performance factor used to calculate the total incentive bonuses as approved by the Compensation Committee were as follows:

Results as a Percentage of Target
Revenue	EBITDA	FFO	Multiplier
0% - 89.99%	0% - 87.99%	0% - 84.99%	0%
90.00% - 90.99%	88.00% - 88.99%	85.00% - 85.99%	25%
91.00% - 91.99%	89.00% - 89.99%	86.00% - 87.99%	30%
92.00% - 92.99%	90.00% - 90.99%	88.00% - 88.99%	35%
93.00% - 93.99%	91.00% - 92.99%	89.00% - 90.99%	40%
94.00% - 94.99%	93.00% - 93.99%	91.00% - 91.99%	45%
95.00% - 95.99%	94.00% - 94.99%	92.00% - 93.99%	50%
96.00% - 96.99%	95.00% - 95.99%	94.00% - 94.99%	60%
97.00% - 97.99%	96.00% - 97.99%	95.00% - 96.99%	70%
98.00% - 98.99%	98.00% - 98.99%	97.00% - 97.99%	80%
99.00% - 99.99%	99.00% - 99.99%	98.00% - 99.99%	90%
100.00% - 100.99%	100.00% - 100.99%	100.00% - 101.99%	100%
101.00% - 101.99%	101.00% - 101.99%	102.00% - 102.99%	110%
102.00% - 102.99%	102.00% - 103.99%	103.00% - 104.99%	120%
103.00% - 103.99%	104.00% - 104.99%	105.00% - 105.99%	130%
104.00% - 104.99%	105.00% - 105.99%	106.00% - 107.99%	140%
105.00% - 105.99%	106.00% - 106.99%	108.00% - 108.99%	150%
106.00% - 106.99%	107.00% - 108.99%	109.00% - 110.99%	155%
107.00% - 107.99%	109.00% - 109.99%	111.00% - 111.99%	160%
108.00% - 108.99%	110.00% - 110.99%	112.00% - 113.99%	165%
109.00% - 109.99%	111.00% - 111.99%	114.00% - 114.99%	170%
110.00% or more	112.00% or more	115.00% or more	175%

        The Compensation Committee has the discretion to adjust the actual results based on extraordinary events and/or conditions that either positively or negatively impact our performance. For purposes of the 2014 Bonus Plan, actual FFO for 2014 was adjusted to eliminate interest expense incurred due to differences between the interest rate on our line of credit and interest rates associated with an early repayment of secured mortgage debt and a term loan, each of which was executed in January 2014. The 2014 target performance objectives did not contemplate either the early repayment or the term loan. In addition, the Compensation Committee may further adjust the bonus payments in its discretion based on each named executive officer's achievement of departmental and individual goals, and overall job performance. The table below sets forth the calculation of the 2014 bonus payouts with respect to the objective company performance goals:

Performance Factor	2014 Target	2014 Actual	2014 Actual as a Percentage of Target	Weighting	Multiplier	Bonus Payout
Revenue	$272.5 million	$272.4 million	99.9%	33.3%	90%	30.0%
EBITDA	$119.6 million	$126.1 million	105.4%	33.3%	140%	46.7%
FFO	$99.8 million	$105.0 million	105.1%	33.3%	130%	43.3%

TOTAL						120.0%

        Funds from operations ("FFO") represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization ("EBITDA"). FFO and

EBITDA are non-GAAP measures. See Appendix A for a reconciliation of these measures to GAAP, without the adjustment discussed above.

        In light of our performance in 2014 and the Compensation Committee's discretionary evaluation of each named executive officer's job performance, we paid the following annual bonus amounts under the 2014 Bonus Plan:

Named Executive Officer	Target Bonus as a Percentage of Salary	Target Bonus	Actual Bonus Award	Actual Bonus Award as a Percentage of Target
Thomas M. Ray	100%	$525,000	$693,000	132%
Jeffrey S. Finnin	60%	$225,000	$250,000	111%
Derek S. McCandless	60%	$169,500	$190,000	112%
Steven J. Smith	35%	$105,000	$125,000	119%
Dominic M. Tobin	50%	$108,500	$140,000	129%

        Equity Compensation.    Generally in the first quarter of each year, the Compensation Committee grants equity-based awards to our named executive officers, other executives, key management personnel and other employees in order to align their interests with those of the stockholders and to provide a compensation element intended to retain our named executive officers and other executives over the long term. For 2014, the value of the long-term equity awards granted to each named executive officer was based on the Compensation Committee's assessment of each named executive officer's expected future contributions to our company, ability to impact our long-term results that drive stockholder value, each named executive officer's overall long-term performance and competitive levels of long-term equity compensation for similarly situated executives.

        In March 2014, the Compensation Committee approved equity awards to our senior leadership team, including our named executive officers, with 60% of the value of the equity award in the form of time-based restricted stock and 40% of the value of the equity award in the form of performance-based restricted stock ("PSAs"). The Compensation Committee believes that time-based restricted stock awards offer a strong retention incentive to employees and are less dilutive to our current stockholders than stock options. To align the vesting period of the time-based restricted stock with the PSAs for our senior leadership team, the Compensation Committee changed the vesting schedule of time-based restricted stock for 2014 from four years to three years with the time-based restricted stock award vesting in three equal annual installments beginning on the first anniversary of the grant date, subject to continued employment with us.

        In lieu of annual stock option grants, the Compensation Committee granted PSAs in 2014 (and continuing in 2015) to further our objective of a pay-for-performance compensation program to tie executive compensation to the achievement of our longer-term corporate strategies and business objectives and to the long-term interests of our stockholders. The Compensation Committee determined to grant the PSAs in the form of restricted stock in lieu of stock options to place greater emphasis on our performance relative to other REITs. In 2014, PSAs were granted only to our senior leadership team, including our named executive officers, while other employees of the Company received equity awards solely in the form of time-based restricted stock. The PSAs granted in 2014 vest in full on the third anniversary of the grant based on our achievement of relative total shareholder return ("TSR") as described further below. The number of PSAs earned is based on our achievement of TSR measured versus the MSCI US REIT Index over a three-year performance period, and the number of shares earned under the PSAs may range from 0% to 150% of the target number of shares. The PSAs are earned as follows: (i) 20% of the PSAs are earned based on relative TSR achievement for each annual performance period during the three-year performance period (60% in total), and (ii) 40% of the PSAs are earned based upon a cumulative TSR achievement over the three-year performance period. Earned PSAs are released at the end of the three-year performance period provided that the executive officer continues to be employed by us at the end of the performance period. Holders of earned PSAs are also entitled to accrued cash dividends that will be paid at the end of the performance period. The table below sets forth the performance multipliers for each level of TSR achievement relative to the MSCI US REIT Index to be used for each vesting period of the PSAs:

Relative TSR Ranking Relative to the MSCI US REIT Index For the Performance Period	Performance Multiplier
At or above the 75th Percentile	150%
Between the 75th Percentile and 50th Percentile	Determined by linear interpolation
At the 50th Percentile	100%
Between the 50th Percentile and 30th Percentile	Determined by linear interpolation
At the 30th Percentile	50%
Below the 30th Percentile	0%

        The PSA grants developed and implemented for 2014 were based on analysis of peer company and broader market performance-based equity practices, as prepared by W.T. Haigh, and are consistent with our performance-based compensation philosophy.

        The equity awards granted to our NEOs in 2014 were as follows:

Name	Time-Based Restricted Stock Awards: Number of Shares of Restricted Stock (#)	Performance-Based Restricted Stock Awards: Number of Shares of Restricted Stock at Target (#)(1)
Thomas M. Ray	41,601	27,734
Jeffrey S. Finnin	11,346	7,564
Derek S. McCandless	9,455	6,303
Steven J. Smith(2)	15,128	3,782
Dominic M. Tobin	5,106	3,404

(1)
PSAs were issued in March 2014 at the maximum level of 150% of target, subject to forfeiture based on achievement of relative levels of TSR during the performance periods. In February 2015, the Compensation Committee certified TSR achievement for 2014 of 26.65%, which resulted in earning and banking 87.2% of target PSAs, or a 17.44% weighted payout for the 2014 performance period based on our relative performance versus the MSCI US REIT Index at approximately the 44th percentile. Because the PSAs were granted to each named executive officer at the maximum achievement amount, PSAs were forfeited by each executive officer based on the difference between the earned PSAs at 87.2% to target for the first performance period and the 150% issued amount of PSAs for the first performance period.

(2)
The time-based restricted stock awards for Mr. Smith include 9,455 shares of time-based restricted stock granted pursuant to Mr. Smith's employment offer letter approved by the Compensation Committee.

        2015 Changes to Our Stock Awards.    In March 2015, the Compensation Committee again approved equity awards to our senior leadership team with 60% of the value of the equity award in the form of time-based restricted stock and 40% of the value of the equity award in the form of PSAs. After consultation with W.T. Haigh, the Compensation Committee approved a change in the minimum and maximum number of shares that may be earned under the PSAs granted in 2015. The number of shares that may be earned under the 2015 PSA grants now ranges from 25% to 175%, rather than from 0% to 150% as with the PSAs granted in 2014, as illustrated below:

Relative TSR Ranking Relative to the MSCI US REIT Index For the Performance Period	Performance Multiplier
Above the 75th Percentile	175%
At the 75th Percentile	150%
Between the 75th Percentile and 50th Percentile	Determined by linear interpolation
At the 50th Percentile	100%
Between the 50th Percentile and 30th Percentile	Determined by linear interpolation
At the 30th Percentile	50%
Below the 30th Percentile	25%

        The change in the minimum and maximum number of shares that may be earned under the PSAs was implemented to create an upside incentive for relative TSR performance in the top quartile versus the MSCI US REIT Index balanced by a corresponding downside award that provides the opportunity to earn a small portion of the target award if relative TSR performance is below the 30th percentile. This change did not amend or alter in any way the 2014 PSA grants.

        Quarterly Sales Incentive Compensation.    In March 2014, in order to align the compensation of Steven J. Smith, our Senior Vice President, Sales and Sales Operations, with the core business objectives of our company, the Compensation Committee approved a quarterly sales incentive program for Mr. Smith, which provides for quarterly sales incentive payments based on the change in contracted straight-line rent ("Contracted SLR") calculated on a quarterly basis. The quarterly sales incentive program is in addition to the annual incentive compensation that Mr. Smith may earn under the 2014 Bonus Plan as described above. The Compensation Committee approved the following potential quarterly incentive payments based on our achievement of specified levels of changes in Contracted SLR on a quarterly basis:

	Change in Contracted SLR ($ in millions)
					Quarterly Incentive Payment
	Q1	Q2	Q3	Q4
Less than	0.7	1.7	1.7	1.2	$0
Greater than	0.7	1.7	1.7	1.2	$11,025
	1.1	2.2	2.3	1.9	$23,581
	1.6	2.7	2.9	2.5	$36,750
	2.0	3.2	3.5	3.2	$49,613
	2.4	3.7	4.1	3.9	$61,250
	2.8	4.2	4.7	4.6	$68,049
	3.2	4.7	5.3	5.3	$76,440
	3.7	5.2	5.9	5.9	$86,791
	4.1	5.7	6.5	6.6	$99,470
	4.5	6.3	7.1	7.3	$114,844
	4.9	6.8	7.6	8.0	$133,280
	5.3	7.3	8.2	8.7	$155,146
	5.8	7.8	8.8	9.3	$180,810
	6.2	8.3	9.4	10.0	$210,639
	6.6	8.8	10.0	10.7	$245,000

        In addition, under the quarterly sales incentive program, 50% of Mr. Smith's cash compensation (i.e. base salary plus quarterly sales incentive payments and annual cash incentive awards) earned in 2014 in excess of $1 million would be paid in restricted stock units with a one-year vesting schedule. Based on actual performance in 2014, Mr. Smith earned a total of $443,572 under the quarterly sales incentive program, consisting of a quarterly payout of $86,791 in the first quarter of 2014, $114,844 in the second quarter of 2014, $86,791 in the third quarter of 2014 and $155,146 in the fourth quarter of 2014. Mr. Smith's cash compensation in 2014 did not exceed $1 million, and therefore, all of Mr. Smith's incentive compensation was paid in cash.

        For 2015, Mr. Smith will no longer earn annual incentive compensation under the quarterly sales incentive program described above, but rather he will only earn annual incentive compensation under our annual cash incentive program applicable to other executive officers of our company, with an adjustment to his target bonus amount to adjust for the termination of the quarterly sales incentive program described above.

        Defined Contribution Plans.    We have maintained a Section 401(k) Savings/Retirement Plan (the "401(k) Plan") for eligible employees of our company and any designated affiliate, including our named executive officers. The 401(k) Plan provides our named executive officers and other employees with the opportunity to save for their future retirement by deferring compensation up to IRS imposed limits. We currently make safe harbor contributions to the 401(k) Plan in an amount equal to three percent (3%) of the participant's annual salary and subject to certain other limits. Plan participants vest immediately in the amounts contributed by us. Our employees are eligible to participate in the 401(k) Plan following their first month of full employment, with safe harbor contributions beginning after six months of credited service.

        Other Elements of Compensation and Perquisites.    In addition to other elements of compensation, as described above, we provide the following other compensation and benefits to our named executive officers:

  •
  Signing Bonus.  We occasionally will offer a signing bonus to certain employees in order to induce such persons to accept employment with our company. In 2014, we paid a signing bonus of $150,000 to Mr. Smith, which was negotiated as part of Mr. Smith's employment offer letter entered into with our company in January 2014.

  •
  Medical Insurance.  We offer to each named executive officer, the named executive officer's spouse and the named executive officer's children such health, dental and vision insurance programs as we make available to other eligible employees of our company.

  •
  Life and Disability Insurance.  We provide each named executive officer such short-term and long-term disability and/or life insurance as we make available to other eligible employees of our company. Our company offers life insurance coverage equal to the annual salary of each employee, up to a designated maximum amount per employee.

  •
  Parking Allowance.  We provide each named executive officer with the choice of paid parking at each company location or reimbursement of public transportation expenses, such as our company makes available to every other employee of our company.

Other Compensation Components

        We believe that it is important to maintain flexibility to adapt our compensation structure to properly attract, motivate, and retain the top executive talent for which we compete. We may provide compensation components that are different from or in addition to the components described above to our named executive officers, to ensure that we provide a balanced, comprehensive and competitive compensation structure, as deemed appropriate by the Compensation Committee.

Accounting Considerations

        ASC Topic 718, Compensation—Stock Compensation (referred to as ASC Topic 718), requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, restricted stock units and performance units under our equity incentive award plans will be accounted for under ASC Topic 718. Going forward, we expect to consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee (the "Compensation Committee") of the Board of Directors (the "Board") of CoreSite Realty Corporation reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

The Compensation Committee:

Michael Koehler
J. David Thompson
David A. Wilson

2014 Summary Compensation Table

        The following table sets forth certain information with respect to the compensation paid to our named executive officers during the fiscal years ended December 31, 2014, 2013 and 2012, as applicable. Unless otherwise specified, positions listed below are those currently held by the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas M. Ray	2014	510,000	—		2,038,033	—	693,000	11,680	3,252,713
President and Chief Executive	2013	459,327	—		900,007	600,005	400,000	10,980	2,370,319
Officer	2012	443,750	—		877,506	585,000	638,000	10,064	2,554,320
Jeffrey S. Finnin	2014	372,500	—		555,841	—	250,000	11,680	1,190,021
Chief Financial Officer	2013	362,500	—		329,994	219,998	216,810	10,980	1,140,282
	2012	353,750	—		278,404	185,601	293,000	11,911	1,122,666
Derek S. McCandless	2014	278,825	—		463,192	—	190,000	10,370	942,387
Senior Vice President, Legal	2013	265,850	—		288,004	192,002	146,540	10,020	902,416
and General Counsel	2012	257,500	—		193,191	128,801	265,000	9,939	854,431
Steven J. Smith(4)	2014	276,923	150,000	(4)	577,927	—	568,572	5,963	1,579,385
Senior Vice President, Sales
and Sales Operations
Dominic M. Tobin(5)	2014	214,000	—		250,143	—	140,000	9,224	613,367
Senior Vice President, Operations	2013	203,750	—		150,012	99,999	106,088	8,903	568,752

(1)
The amounts included under the "Stock Awards" and "Options Awards" columns reflect the aggregate grant date fair value of the restricted stock awards and option awards to purchase our common stock granted in each respective fiscal year, computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. Assumptions used to calculate these amounts are described in Note 12, "Equity Incentive Plan" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. The grant date fair value of stock awards, which are comprised of time-vested restricted stock and PSAs, includes the grant date fair value for the PSAs calculated based on the achievement of target performance. For 2014, the total aggregate grant date fair value of stock awards, including the time-vested restricted stock units and the PSAs assuming the achievement of highest level of performance, would be as follows: $2,397,050 for Mr. Ray, $653,757 for Mr. Finnin, $544,797 for Mr. McCandless, $626,885 for Mr. Smith and $294,208 for Mr. Tobin.

(2)
Represents the actual 2014 cash incentive awards earned by each named executive officer under the 2014 Bonus Plan. For Mr. Smith only, also includes amounts earned under the quarterly sales incentive program as described under "Quarterly Sales Incentive Compensation" above.

(3)
Represents company contributions to 401(k) plans, life insurance premiums and parking fees for each named executive officer for 2014.

(4)
Mr. Smith was appointed as our Senior Vice President, Sales and Sales Operations, effective in January 2014. The amount in the "Bonus" column for Mr. Smith represents a signing bonus negotiated as part of Mr. Smith's employment offer letter entered into with our company in January 2014.

(5)
Mr. Tobin was not a named executive officer of our company in 2012.

2014 Grants of Plan-Based Awards

        The following table presents information regarding plan-based awards granted to our named executive officers for the fiscal year ended December 31, 2014.

									All Other Stock Awards: Number of Shares of Stock or Units(#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
										Grant Date Fair Value of Stock Awards($)(1)
		Grant Date
Name	Award Description		Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Maximum(#)
Thomas M. Ray	Annual Cash Incentive		—	525,000	918,750	—	—	—	—	—
	Restricted Stock	3/4/2014	—	—	—	—	—	—	41,601	1,320,000
	Performance Shares	3/4/2014	—	—	—	—	27,734	41,601	—	718,033
Jeffrey S. Finnin	Annual Cash Incentive		—	225,000	393,750	—	—	—	—	—
	Restricted Stock	3/4/2014	—	—	—	—	—	—	11,346	360,009
	Performance Shares	3/4/2014	—	—	—	—	7,564	11,346	—	195,832
Derek S. McCandless	Annual Cash Incentive		—	169,500	296,625	—	—	—	—	—
	Restricted Stock	3/4/2014	—	—	—	—	—	—	9,455	300,007
	Performance Shares	3/4/2014	—	—	—	—	6,303	9,455	—	163,185
Steven J. Smith	Annual Cash Incentive		—	105,000	183,750	—	—	—	—	—
	Restricted Stock	3/4/2014	—	—	—	—	—	—	5,673	180,004
	Restricted Stock	3/4/2014	—	—	—	—	—	—	9,455	300,007
	Performance Shares	3/4/2014	—	—	—	—	3,782	5,673	—	97,916
Dominic M. Tobin	Annual Cash Incentive		—	108,500	189,875	—	—	—	—	—
	Restricted Stock	3/4/2014	—	—	—	—	—	—	5,106	162,013
	Performance Shares	3/4/2014	—	—	—	—	3,404	5,106	—	88,130

(1)
The amounts included under this column reflect the grant date fair value of the restricted stock awards granted during 2014, computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. Assumptions used to calculate these amounts are described in Note 12, "Equity Incentive Plan" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(2)
Represents the PSAs granted by the Compensation Committee in March 2014. See "Equity Compensation" above. The PSAs were issued at the maximum level of 150% of target, subject to forfeiture based on achievement of certain levels of TSR during the performance periods. As discussed above, in February 2015, the Compensation Committee certified TSR achievement for 2014 of 26.65%, which resulted in earning and banking 87.2% of target PSAs, or a 17.44% weighted payout for the 2014 performance period based on our relative performance versus the MSCI US REIT Index at approximately the 44th percentile. Because the PSAs were granted to each named executive officer at the maximum achievement amount, PSAs were forfeited by each executive officer based on the difference between the earned PSAs at 87.2% to target for the first performance period and the 150% issued amount of PSAs for the first performance period.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

        The amount in the "Bonus" column of the 2014 Summary Compensation Table for Mr. Smith represents a signing bonus negotiated as part of Mr. Smith's employment offer letter entered into with our company in January 2014.

        Amounts in the "Non-Equity Incentive Plan Compensation" column of the 2014 Summary Compensation Table represent the actual 2014 cash incentive award earned by each named executive officer under the 2014 Bonus Plan. In addition, for Mr. Smith only, the "Non-Equity Incentive Plan Compensation" column of the 2014 Summary Compensation Table includes compensation earned by Mr. Smith under the quarterly sales incentive program as described under "Quarterly Sales Incentive Compensation" above. Amounts in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" columns of the 2014 Grants of Plan-Based Awards Table represent the target cash incentive award opportunity for each named executive officer under the 2014 Bonus Plan. Amounts in the "Estimated Future Payouts Under Equity Incentive Plan Awards" columns of the 2014 Grants of Plan-Based Awards Table represent the target and maximum equity award opportunity for each named executive officer with respect to the PSAs granted to named executives officers in 2014. See "Annual Cash Incentive Awards" and "Equity Compensation" above for a more detailed description of the 2014 Bonus Plan and the PSAs.

  Employment Agreements

        Thomas M. Ray—On August 1, 2010, we entered into an employment agreement with Thomas M. Ray, our President and Chief Executive Officer. The agreement has an initial one-year term, subject to automatic annual renewal, unless either party elects to terminate the agreement by providing at least 90 days' notice prior to the applicable anniversary date. The agreement provided for an initial annual base salary and target annual bonus amount, subject to adjustment by the Board, and contains other customary employment terms and benefits.

        Mr. Ray's employment agreement also provides for, among other things, severance payments and the continuation of certain benefits following certain terminations of employment by us or the termination of employment for "Good Reason" by Mr. Ray. Under these provisions, if Mr. Ray's employment is terminated by us without "Cause," or in connection with our non-renewal of the agreement, or Mr. Ray resigns for Good Reason, Mr. Ray will have the right to receive continued payment of his base salary and the continuation of health benefits at our expense for a period of 18 months following termination. In addition, Mr. Ray would receive a pro-rated lump sum payment upon termination in respect of his performance bonus amount for the year of termination. Mr. Ray also would be entitled to accelerated vesting of any outstanding unvested equity awards that would have vested based on the passage of time had he remained employed for 18 months after termination, and any of Mr. Ray's stock options would remain exercisable for at least a year following termination. Mr. Ray's employment agreement provides that if he is terminated by us without Cause, or in connection with our non-renewal of the agreement, or he resigns for Good Reason, in each case within 60 days prior to or 12 months following a change in control of our company, then in addition to the payments and benefits described above, he would also receive an additional payment equal to his target performance bonus amount for the year of termination. In addition, the salary continuation amount described above would be paid in a lump sum and Mr. Ray would receive accelerated vesting of all of his outstanding unvested equity awards. In addition, Mr. Ray's employment agreement provides that if his employment is terminated due to his death or disability, he will receive a pro-rated lump sum payment in respect of his target bonus amount for the year of termination and accelerated vesting of any of his outstanding unvested equity awards that would have vested based on the passage of time if he had remained employed with us for 12 months following his termination.

        Mr. Ray's employment agreement also contains certain confidentiality covenants prohibiting Mr. Ray from, among other things, disclosing confidential information relating to us. The employment agreement also contains non-competition and non-solicitation restrictions, pursuant to which Mr. Ray will not be permitted to compete with us in certain circumstances for a period of 12 months following his termination of employment for any reason.

        Jeffrey S. Finnin—On January 24, 2011, Mr. Finnin became our Chief Financial Officer and he entered into an executive employment agreement with us, with an initial one-year term, subject to automatic annual renewal, unless either party provides 90 days' notice of non-renewal. Mr. Finnin's employment agreement provided for an for an initial annual base salary and target annual bonus amount, subject to adjustment by the Board, and contains other customary employment terms and benefits.

        Mr. Finnin's employment agreement also provides for severance payments and certain benefits following certain terminations of employment. If Mr. Finnin is terminated by us without "Cause," or in connection with our non-renewal of his employment agreement, or if he resigns for "Good Reason," he will have the right to receive continued payment of base salary and health benefits at our expense for 12 months after termination. In addition, Mr. Finnin would receive a pro-rated lump sum payment based on his performance bonus amount for the year of termination and accelerated vesting of his unvested equity awards that would have vested in the 12 months after such termination, and his stock options would remain exercisable for at least one year following termination. If such a termination occurs within 60 days prior to, or 12 months following, a change in control of our company, Mr. Finnin would receive a cash payment equal to 125% of his annual base salary on the termination date (subject to certain conditions), a payment equal to his target performance bonus amount for the year, a pro-rated lump sum payment based on his performance bonus amount for the year of termination, continued payment of health benefits at our expense for 12 months after termination and acceleration of all of outstanding unvested equity awards. In addition, Mr. Finnin's employment agreement provides that if his employment is terminated due to his death or disability, he will receive a pro-rated lump sum payment with respect to his target bonus amount for the year of termination and accelerated vesting of any of his outstanding unvested equity awards that would have vested based on the passage of time if he had remained employed with us for 12 months following his termination. In addition, Mr. Finnin's employment agreement contains confidentiality, non-competition and non-solicitation covenants similar to those described above for Mr. Ray.

        Derek S. McCandless—On March 11, 2011, Mr. McCandless became our Senior Vice President, Legal, General Counsel and Secretary, and he entered into an executive employment agreement with us, with an initial one-year term, subject to automatic annual renewal, unless either party provides 90 days' notice of non-renewal. Mr. McCandless's employment agreement provided for an for an initial annual base salary and target annual bonus amount, subject to adjustment by the Board, and contains other customary employment terms and benefits. Mr. McCandless's employment agreement also includes provisions for severance payments, the continuation of certain benefits, the accelerated vesting of equity awards and extended stock option exercise periods following certain terminations of employment that are substantially identical to those provided in Mr. Finnin's employment agreement. In addition, Mr. McCandless's employment agreement contains confidentiality, non-competition and non-solicitation covenants similar to those described above for Mr. Ray.

        Steven J. Smith—On January 8, 2014, Mr. Smith became our Senior Vice President, Sales and Sales Operations, and he executed an employment offer letter in connection with his hiring, which provides for an initial annual base salary of $300,000, subject to annual adjustment, and contains other customary employment terms and benefits. The employment offer letter entitles Mr. Smith to a signing bonus of $150,000 and guaranteed cash compensation in 2014 of $650,000. Pursuant to the employment offer letter, Mr. Smith also is entitled to participate in our company's Senior Management Severance and Change in Control Program. See "Potential Payments upon Termination or Change in Control" for a discussion of the benefits under the Senior Management Severance and Change in Control Program.

2014 Outstanding Equity Awards at Fiscal Year-End Table

        The following table presents information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2014.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas M. Ray	9/22/2010	28,125	—		16.00	9/22/2020	—		—	—	—
	3/11/2011	—	27,088	(2)	15.23	3/11/2021	—		—	—	—
	3/11/2011	—	—		—	—	11,818	(2)	461,493	—	—
	4/5/2012	37,500	37,500	(2)	23.99	4/5/2022	—		—	—	—
	4/5/2012	—	—		—	—	18,288	(2)	714,146	—	—
	2/28/2013	15,046	45,135	(2)	32.40	2/28/2023	—		—	—	—
	2/28/2013	—	—		—	—	20,832	(2)	813,490	—	—
	3/4/2014	—	—		—	—	41,601	(3)	1,624,519	—	—
	3/4/2014	—	—		—	—	—		—	27,024	1,055,287
Jeffrey S. Finnin	1/24/2011	26,095	—		14.37	1/24/2021	—		—	—	—
	3/11/2011	27,090	9,027	(2)	15.23	3/11/2021	—		—	—	—
	3/11/2011	—	—		—	—	3,938	(2)	153,779	—	—
	4/5/2012	11,898	11,897	(2)	23.99	4/5/2022	—		—	—	—
	4/5/2012	—	—		—	—	5,801	(2)	226,529	—	—
	2/28/2013	5,518	16,548	(2)	32.40	2/28/2023	—		—	—	—
	2/28/2013	—	—		—	—	7,638	(2)	298,264	—	—
	3/4/2014	—	—		—	—	11,346	(3)	443,061	—	—
	3/4/2014	—	—		—	—	—		—	7,370	287,799
Derek S. McCandless	3/11/2011	4,924	—		15.23	3/11/2021	—		—	—	—
	3/11/2011	13,545	4,514	(2)	15.23	3/11/2021	—		—	—	—
	3/11/2011	—	—		—	—	1,969	(2)	76,889	—	—
	4/5/2012	8,258	8,255	(2)	23.99	4/5/2022	—		—	—	—
	4/5/2012	—	—		—	—	4,025	(2)	157,176	—	—
	2/28/2013	4,816	14,442	(2)	32.40	2/28/2023	—		—	—	—
	2/28/2013	—	—		—	—	6,666	(2)	260,307	—	—
	3/4/2014	—	—		—	—	9,455	(3)	369,218	—	—
	3/4/2014	—	—		—	—	—		—	6,142	239,845
Steven J. Smith	3/4/2014	—	—		—	—	5,673	(3)	221,531	—	—
	3/4/2014	—	—		—	—	9,455	(3)	369,218	—	—
	3/4/2014	—	—		—	—	—		—	3,685	143,899
Dominic M. Tobin	9/22/2010	18,750	—		16.00	9/22/2020	—		—	—	—
	3/11/2011	12,192	4,061	(2)	15.23	3/11/2021	—		—	—	—
	3/11/2011	—	—		—	—	1,772	(2)	69,197	—	—
	4/5/2012	5,488	5,486	(2)	23.99	4/5/2022	—		—	—	—
	4/5/2012	—	—		—	—	2,676	(2)	104,498	—	—
	2/28/2013	2,508	7,522	(2)	32.40	2/28/2023	—		—	—	—
	2/28/2013	—	—		—	—	3,471	(2)	135,543	—	—
	3/4/2014	—	—		—	—	5,106	(3)	199,389	—	—
	3/4/2014	—	—		—	—	—		—	3,317	129,529

(1)
Based on a price of $39.05 per share, which was the closing price of our common stock on the New York Stock Exchange on December 31, 2014.

(2)
The award vests in four equal annual installments beginning on the first anniversary of the grant date, provided that the award recipient remains in continuous service with us as of each vesting date.

(3)
The award vests in three equal annual installments beginning on the first anniversary of the grant date, provided that the award recipient remains in continuous service with us as of each vesting date.

(4)
Represents the PSAs granted by the Compensation Committee in March 2014. See "Equity Compensation" above. As discussed above, In February 2015, the Compensation Committee certified TSR achievement for 2014 of 26.65%, which resulted in earning and banking 87.2% of target PSAs, or a 17.44% weighted payout for the 2014 performance period based on our relative performance versus the MSCI US REIT Index at approximately the 44th percentile. Because the PSAs were granted to each named executive officer at the maximum achievement amount, PSAs were forfeited by each executive officer based on the difference between the earned PSAs at 87.2% to target for the first performance period and the 150% issued amount of PSAs for the first performance period. The amount of PSAs in the table above represent the amount of shares earned during the first performance period of 87.2% to target, with the remaining shares based on the achievement of target performance in future performance periods.

2014 Option Exercises and Stock Vested Table

        The following table presents information regarding the vesting of stock awards for each of our named executive officers during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas M. Ray	165,639	3,027,511	35,410	1,119,131
Jeffrey S. Finnin	—	—	29,106	945,209
Derek S. McCandless	—	—	9,927	311,091
Steven J. Smith	—	—	—	—
Dominic M. Tobin	—	—	5,520	174,521

Potential Payments upon Termination or Change in Control

        In September 2010, we adopted the Senior Management Severance and Change in Control Program (the "Severance Plan"), in which members of our senior membership team participate, other than Messrs. Ray, Finnin and McCandless. The Severance Plan provides that if a participant is terminated by us at any time without "Cause" or resigns for "Good Reason" (each as defined in the Severance Plan), the participant will be entitled to receive the following severance payments and benefits: (i) continued payment of his or her base salary for a period of time equal to three months, plus one additional month for each year of service with us (subject to a maximum of 12 months); (ii) continued payment of health insurance premiums for a similar period of time; and (iii) accelerated vesting of any unvested equity awards that would have vested solely based on the passage of time had the participant remained employed with us for 12 months following termination. If such a termination or resignation occurs within 60 days prior to or nine months following a change in control of our company, participants will receive (i) a lump sum payment on termination of one year of the participant's base salary, (ii) a lump sum payment on termination of the participant's target bonus amount for the year of termination, (iii) an additional lump sum payment amount equal to the participant's pro-rated bonus for the year of termination, (iv) continued payment of health insurance premiums for up to 12 months, subject to certain conditions, and (v) accelerated vesting of all outstanding and unvested equity awards held by the participant. Each of the foregoing benefits is conditioned on the participant executing a release of claims in favor of us following termination. The Severance Plan also contains certain confidentiality, non-solicitation and non-competition covenants. The non-competition and non-solicitation covenants take effect following termination for the period in which the participant would have received severance payments, based on an assumed termination (not in connection with a change in control) of the participant's employment by us without Cause on the date the participant's actual termination of employment occurs, and applies regardless of whether severance payments are actually received under the plan.

        Messrs. Ray, Finnin and McCandless are entitled to severance payments pursuant to the terms of their employment agreements, as set forth under "Employment Agreements" above. The definitions of "Cause" and "Good Reason" in the Severance Plan, as applicable, are substantially similar to the definitions of those terms in Messrs. Ray's, Finnin's and McCandless's employment agreements, other than changes related to differences in reporting relationships.

        In addition, notwithstanding the terms set forth in the Severance Plan or the employment agreements for Messrs. Ray, Finnin and McCandless, pursuant to the restricted stock award agreements for the PSAs granted to our senior leadership team, upon termination of employment with us at any time without "Cause" or resignation for "Good Reason" (each as defined in the PSA restricted stock award agreement), any PSAs that have been earned as of the employment termination date shall be accelerated. If such a termination or resignation occurs within 60 days prior to or twelve months following a change in control of our company, vesting of the PSAs shall be accelerated with respect to the number of shares equal to the greater of (i) the target amount of shares set forth in the applicable restricted stock award agreement or (ii) the target amount of shares multiplied by a performance multiplier, as determined by the Compensation Committee.

        The following table sets forth an estimate of the payments to be made to our named executive officers in the event any of the terminations described above or a change in control occurs, assuming that the triggering event took place on December 31, 2014, and based on the closing market price of our common stock on December 31, 2014.

	Death or Disability ($)	Termination Without Cause or for Good Reason (without Change in Control) ($)	Termination Without Cause or for Good Reason (with Change in Control) ($)
Thomas M. Ray
Salary	—	787,500	787,500
Bonus	525,000	525,000	1,050,000
Acceleration of Stock and Option Awards	2,659,013	4,211,219	6,206,912
Health Insurance	—	21,035	21,035

Total	3,184,013	5,544,754	8,065,447
Jeffrey S. Finnin
Salary	—	375,000	468,750
Bonus	225,000	225,000	450,000
Acceleration of Stock and Option Awards	855,561	855,561	1,921,422
Health Insurance	—	14,023	14,023

Total	1,080,561	1,469,584	2,854,195
Derek S. McCandless
Salary	—	282,500	353,125
Bonus	169,500	169,500	339,000
Acceleration of Stock and Option Awards	567,063	567,063	1,437,652
Health Insurance	—	5,319	5,319

Total	736,563	1,024,382	2,135,096
Steven J. Smith
Salary	—	75,000	300,000
Bonus	—	—	210,000
Acceleration of Stock and Option Awards	—	196,929	738,436
Health Insurance	—	1,074	4,296

Total	—	273,003	1,252,732
Dominic M. Tobin
Salary	—	198,917	217,000
Bonus	—	—	217,000
Acceleration of Stock and Option Awards	—	387,849	870,965
Health Insurance	—	12,854	14,023

Total	—	599,620	1,318,988

Pension Benefits

        The named executive officers do not participate in any pension plans and received no pension benefits during the year ended December 31, 2014, other than with respect to our defined contribution 401(k) plan.

Nonqualified Deferred Compensation

        The named executive officers do not participate in any nonqualified deferred compensation plans and received no nonqualified deferred compensation during the year ended December 31, 2014.

Equity Compensation Plan Information

        The following table sets forth certain information, as of December 31, 2014, concerning shares of our common stock authorized for issuance under our equity compensation plans, which consists only of our 2010 Equity Incentive Award Plan (As Amended and Restated).

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	758,095		$20.94	3,562,813
Equity compensation plans not approved by stockholders	—		—	—
Total equity compensation plans	758,095	(1)	$20.94	3,562,813	(1)

(1)
As of March 20, 2015, 3,318,345 shares of common stock remained available for future grants of awards under the 2010 Plan and 1,267,994 shares of our common stock were subject to outstanding awards under the 2010 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of March 20, 2015 with respect to the beneficial ownership of our common stock by (i) each person who beneficially holds more than 5% of the outstanding shares of our common stock based solely on our review of SEC filings; (ii) each director or director nominee; (iii) each named executive officer listed in the table titled "2014 Summary Compensation Table" above; and (iv) all directors and executive officers as a group.

        The number of shares beneficially owned by each stockholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership shown in the following table is based on 22,020,022 outstanding shares of common stock as of March 20, 2015. For purposes of calculating each person's or group's percentage ownership, shares of common stock issuable pursuant to the terms of stock options, Operating Partnership units or restricted stock units exercisable or vesting within 60 days after March 20, 2015 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

        Unless otherwise indicated, the address for all persons named below is c/o CoreSite Realty Corporation, 1001 17th Street, Suite 500, Denver, Colorado 80202.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Outstanding Common Stock
Beneficial holders of 5% or more of our common stock:
The Carlyle Group L.P.	25,275,390	(1)	53.4%
The Vanguard Group Inc.	2,629,768	(2)	11.9%
FMR LLC	2,522,917	(3)	11.5%
BlackRock, Inc.	1,976,549	(4)	9.0%
JPMorgan Chase & Co.	1,104,075	(5)	5.0%
Named Executive Officers, Directors and Director Nominees:
James A. Attwood, Jr.	—		—
Michael Koehler	19,844	(6)	*
Thomas M. Ray	503,630	(7)	2.3%
Robert G. Stuckey	—		—
Paul E. Szurek	18,594	(6)	*
J. David Thompson	14,094	(6)	*
David A. Wilson	18,594	(6)	*
Jeffrey S. Finnin	199,953	(8)	*
Dominic M. Tobin	92,229	(9)	*
Derek S. McCandless	118,048	(10)	*
Steven J. Smith	33,833		*
All current executive officers and directors as a group (12 persons)	1,116,856	(11)	5.0%

*
Less than one percent (1%).

(1)
Based solely on a Schedule 13G filed with the SEC on February 14, 2013. Amounts shown represent 25,275,390 Operating Partnership units beneficially owned by The Carlyle Group L.P. Pursuant to the limited partnership agreement of Coresite, L.P., the Operating Partnership units are redeemable for cash, or at our discretion, into shares of our common stock on a one-for-one basis. The table above assumes the conversion of all Operating Partnership units into shares of our common stock on a one-for-one basis. The shares are beneficially owned by The Carlyle Group L.P. and its subsidiaries and affiliates, consisting of Carlyle Group Management L.L.C.,

  Carlyle Holdings I GP Inc., Carlyle Holdings I GP Sub L.L.C., Carlyle Holdings I L.P., TC Group, L.L.C., TC Group Sub L.P., Carlyle Realty V GP, L.L.C., Carlyle Realty V, L.P., CoreSite CRP V Holdings, LLC, Carlyle Realty III, GP, L.L.C., Carlyle Realty III, L.P., CoreSite CRP III Holdings, LLC, Carlyle Realty IV GP, L.L.C., Carlyle Realty IV, L.P., CoreSite CRP IV Holdings, LLC, CRP IV AIV GP, L.L.C., CRP IV AIV GP, L.P., CRQP IV AIV, L.P., CRP IV-A AIV, L.P., CoreSite CRP IV Holdings (VCOC II), LLC, CoreSite CRP IV Holdings (VCOC I), LLC, CRP III AIV GP, L.L.C., CRP III AIV GP, L.P., CRQP III AIV, L.P. and CoreSite CRP III Holdings (VCOC), LLC. The address of The Carlyle Group L.P. and each of the other entities listed above is c/o The Carlyle Group, 1001 Pennsylvania Ave NW, Suite 220 South, Washington, DC 20004.

(2)
Based solely on a Schedule 13G/A filed with the SEC on February 11, 2015. The address of The Vanguard Group Inc. is 100 Vanguard Blvd., Malvern, PA 19355. Includes 1,605,018 shares reported as beneficially owned by the Vanguard Specialized Funds—Vanguard REIT Index Fund as set forth on a Schedule 13G/A filed with the SEC on February 6, 2015.

(3)
Based solely on a Schedule 13G/A filed with the SEC on February 13, 2015. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(4)
Based solely on a Schedule 13G/A filed with the SEC on January 15, 2015. The shares are beneficially owned by BlackRock, Inc. and its subsidiaries and affiliates, consisting of BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC and BlackRock Japan Co Ltd. The address of BlackRock, Inc. and each of the other entities listed above is 55 East 52nd Street, New York, NY 10022.

(5)
Based solely on a Schedule 13G filed with the SEC on February 13, 2015. The address of JPMorgan Chase & Co. is 270 Park Ave., New York, NY 10017.

(6)
Includes (i) 2,500 shares issuable upon the exercise of options that are currently exercisable and (ii) restricted stock units representing the right to receive 11,094 shares that are vested or vest within 60 days of March 20, 2015.

(7)
Includes (i) 141,554 shares issuable upon the exercise of options that may be exercised within 60 days of March 20, 2015 and (ii) 2,000 shares held by a family trust of which Mr. Ray is a co-trustee.

(8)
Includes 91,093 shares issuable upon the exercise of options that may be exercised within 60 days of March 20, 2015.

(9)
Includes (i) 48,250 shares issuable upon the exercise of options that may be exercised within 60 days of March 20, 2015 and (ii) 6,591 Operating Partnership units redeemable for cash, or at our discretion, into shares of our common stock on a one-for-one basis. The table above assumes the conversion of all Operating Partnership units into shares of our common stock on a one-for-one basis.

(10)
Includes 45,000 shares issuable upon the exercise of options that may be exercised within 60 days of March 20, 2015.

(11)
Includes (i) 387,541 shares issuable upon the exercise of options that may be exercised within 60 days of March 20, 2015, (ii) restricted stock units representing the right to receive 44,376 shares and (iii) 8,998 Operating Partnership units redeemable for cash, or at our discretion, into shares of our common stock on a one-for-one basis. The table above assumes the conversion of all Operating Partnership units into shares of our common stock on a one-for-one basis.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Executive officers, directors and greater than ten percent stockholders also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

        Based solely upon a review of Forms 3 and 4 and amendments thereto and written representations furnished to us during the most recent fiscal year, no person who at any time during the fiscal year was a director, officer, or beneficial owner of more than 10% of any class of our equity securities failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Restructuring Transactions

        Immediately prior to the completion of our initial public offering ("IPO"), we entered into a series of transactions with the Funds to create our current organizational structure (the "Restructuring Transactions"). In connection with this restructuring, all of the property and non-cash assets that were then used in the operation of our company's business were contributed by the Funds to our Operating Partnership. In the Restructuring Transactions, the Funds contributed 100% of their ownership interests in the entities that, directly or indirectly, owned or leased all of the properties that comprised our portfolio and all the other non-cash assets used in our business at that time. The aggregate undepreciated book value plus construction in progress of the contributed properties was $586.2 million as of June 30, 2010. In exchange for this contribution, our Operating Partnership issued to the Funds 34,600,000 Operating Partnership units in the aggregate having a total value of $553.6 million, based upon a price of $16.00 per unit. Of these Operating Partnership units, approximately 19.5%, or $108.1 million in value, 11.4%, or $63.2 million in value, and 15.6%, or $86.2 million in value, respectively, were issued to the Funds contributing One Wilshire Holdings, LLC, 900 N. Alameda Holdings, LLC and 12100 Sunrise Valley Drive Holdings, LLC, each of which now holds Operating Partnership units exchangeable into five percent or more of our common stock. All of the Operating Partnership units held by each of these three entities are beneficially held by DBD Investors V, L.L.C. See "Security Ownership of Certain Beneficial Owners and Management."

        In connection with the Restructuring Transactions, we entered into an agreement with certain of the Funds granting them certain rights to receive information about us and to consult with and advise us on significant matters so long as they continue to own any Operating Partnership units or shares of our common stock and the number of Operating Partnership units and shares of common stock held collectively by the Funds is equal to or greater than 5% of the total number of shares of outstanding common stock (assuming all Operating Partnership units are exchanged for common stock). This agreement also provides that for so long as the Funds have the right to nominate directors for election to our Board, such rights will be assigned to two of these Funds. The Funds have agreed to maintain the confidentiality of any material non-public information they receive in connection with the foregoing and the Funds will not receive any compensation or expense reimbursement pursuant to this agreement.

Registration Rights Agreement

        In connection with our IPO, we granted the Funds which received Operating Partnership units in the Restructuring Transactions certain registration rights with respect to any shares of our common stock that may be acquired by them in connection with the exchange of units tendered for redemption. An aggregate of 25,275,390 shares of our common stock issuable upon exchange of units issued in the Restructuring Transactions remain subject to a registration rights agreement. The holders of such units are entitled to require us to seek to register all such shares of common stock underlying the units for public sale, subject to certain exceptions, limitations and conditions precedent. We will bear expenses incident to our registration requirements under the registration rights agreement, except that such expenses shall not include any underwriting fees, discounts or commissions, brokerage or sales commissions, or out-of-pocket expenses of the persons exercising the redemption rights or transfer taxes, if any, relating to the sale of such shares. In 2014, we did not incur any costs in connection with the registration of our common stock under the registration rights agreement.

Tax Protection Agreement

        We have agreed with each of the Funds that have directly or indirectly contributed their interests in properties in our portfolio to our Operating Partnership that if we directly or indirectly sell, convey, transfer or otherwise dispose of all or any portion of these interests in a taxable transaction, we will make an interest-free loan to the contributors in an amount equal to the contributor's tax liabilities, based on an assumed tax rate. Any such loan would be repayable out of the after-tax proceeds (based on an assumed tax rate) of any distribution from the Operating Partnership to, or any sale of Operating Partnership units (or common stock issued by us in exchange for such units) by, the recipient of such loan, and would be non-recourse to the borrower other than with respect to such proceeds. These tax protection provisions apply for a period expiring on the earlier of (i) September 28, 2017 and (ii) the date on which these contributors (or certain transferees) dispose in certain taxable transactions of 90% of the Operating Partnership units that were issued to them in connection with the contribution of these properties.

Syniverse Agreement

        On September 19, 2012, we licensed space at our LA1 property (Los Angeles, California) to Syniverse Technologies, LLC, a provider of business and technology services for the mobile telecommunications industry and a company that is wholly owned by an affiliate of Carlyle. The license agreement, which the Board and our management believe was entered into upon market terms, provides for a three-year term with a total contract value of approximately $0.4 million. Total revenue was $0.1 million for the year ended December 31, 2014.

Beats Music Agreement

        In 2013, we began licensing space at our NY1 property (New York, New York) to Beats Music, LLC, a provider of streaming music services and a company that was an affiliate of Carlyle. The license agreement, which the Board and our management believe was entered into upon market terms, provides for a three-year term with a total contract value of approximately $2.1 million. Beat Music, LLC was acquired by Apple, Inc. in November 2014 and is no longer considered an affiliate of Carlyle after the acquisition. Total revenue received by us in 2014 from Beats Music, LLC through the date of its acquisition by Apple, Inc. was $0.6 million.

Carlyle Agreement

        We lease 1,520 net rentable square feet of space at our VA1 property (Reston, Virginia) to affiliates of Carlyle. Total revenue was approximately $0.3 million for the year ended December 31, 2014. The Board and our management believe the lease was entered into upon market terms.

Statement of Policy Regarding Transactions with Related Parties

        Our Code of Business Conduct and Ethics, which applies to all our directors, officers, employees and agents, includes a process for identifying and resolving potential conflicts of interest, including conflicts arising from transactions with related parties. Specifically, our Code of Business Conduct and Ethics requires that any conflict of interest of our directors, executive officers or other principal officer may only be waived by our Board. All transactions disclosed above were reviewed and approved in accordance with our Code of Business Conduct and Ethics and applicable law.

 MISCELLANEOUS

Stockholder Proposals and Nominations

        Any proposal of a stockholder intended to be included in our proxy statement for the 2016 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received by us no later than November 27, 2015, unless the date of our 2016 Annual Meeting of Stockholders is more than 30 days before or after May 20, 2016, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be directed to our Corporate Secretary, at 1001 17th Street, Suite 500, Denver, Colorado 80202.

        A stockholder nomination of a person for election to our Board or a proposal for consideration at our 2016 Annual Meeting of Stockholders not intended to be included in our proxy statement pursuant to SEC Rule 14a-8 must be submitted in accordance with the advance notice procedures and other requirements set forth in Section 11 of Article II of our current bylaws. Pursuant to Section 11 of Article II of our current bylaws, we must receive timely notice of the nomination or other proposal in writing by not later than 5:00 p.m., Eastern Time, on November 27, 2015, nor earlier than October 28, 2015. However, in the event that the 2016 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from the first anniversary of the date of the 2015 Annual Meeting of Stockholders, notice by the stockholder to be timely must be received no earlier than the 150th day prior to the date of the meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of the meeting or the 10th day following the date of the first public announcement of the meeting. A copy of our bylaws can be obtained from our Corporate Secretary, who can be reached at 1001 17th Street, Suite 500, Denver, Colorado 80202.

Householding

        Any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who share an address with another holder of our common stock are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. We will deliver promptly upon written or oral request a separate copy of these materials to any holder at a shared address to which a single copy of the proxy materials were delivered. If you wish to receive a separate copy of these materials in the future or if you are receiving multiple copies and would like to receive a single copy, please contact our Corporate Secretary in writing, at 1001 17th Street, Suite 500, Denver, Colorado 80202, or by telephone at (866) 777-2673.

Other Matters

        We do not intend to bring before the Annual Meeting any matters other than the proposals specifically described above, and we know of no matters other than those to come before the Annual Meeting. If any other matters properly come before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of our management on such matters, including any matters dealing with the conduct of the Annual Meeting.

By Order of the Board of Directors

DEREK S. MCCANDLESS Secretary

Denver, Colorado
March 26, 2015

APPENDIX A

Reconciliation of Net Income to FFO

	Year Ended
(in thousands)	December 31, 2014	December 31, 2013
Net income	$40,052	$31,612
Real estate depreciation and amortization	73,955	62,040
Gain on land disposal	(1,208)	—

FFO	$112,799	$93,652
Preferred stock dividends	(8,338)	(8,338)

FFO available to common shareholders and OP unit holders	$104,461	$85,314

        Funds From Operations (FFO) is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts. FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and undepreciated land and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

        Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

        We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

	Year Ended
(in thousands)	December 31, 2014	December 31, 2013
Net income	$40,052	$31,612
Adjustments:
Interest expense, net of interest income	5,305	2,657
Income tax (benefit) expense	38	401
Depreciation and amortization	80,722	65,785

EBITDA	$126,117	$100,455

        EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Management uses EBITDA as an indicator of our ability to incur and service debt. In addition, we consider EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA is calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000233062_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Robert G. Stuckey 02 Thomas M. Ray 03 James A. Attwood, Jr. 04 Michael R. Koehler 05 Paul E. Szurek 06 J. David Thompson 07 David A. Wilson CORESITE REALTY CORPORATION 1001 17TH STREET, SUITE 500 DENVER, CO 80202 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 Ratification of the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending December 31, 2015. 3 The advisory resolution to approve the compensation of our named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000233062_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement, Letter to Shareholders is/are available at www.proxyvote.com . CORESITE REALTY CORPORATION Annual Meeting of Stockholders May 20, 2015 1:30 p.m., Mountain Time This proxy is solicited on behalf of the Board of Directors The undersigned stockholder of Coresite Realty Corporation (the "Company") hereby appoints Thomas M. Ray and Derek S. McCandless, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to attend the Annual Meeting of Stockholders of the Company to be held May 20, 2015, or any postponement or adjournment thereof (the "Meeting"), with all powers which the undersigned would possess if present at the Meeting, and to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting. The undersigned acknowledges receipt of the Notice of Meeting and accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXYHOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. Continued and to be marked, dated and signed on reverse side